Exhibit 99.01

Adevinta Group
Consolidated financial statements
2021

Report of Independent Auditors
To the board of directors of Adevinta ASA
Opinion
We have audited the consolidated financial statements of Adevinta ASA (the Group), which comprise the consolidated statements of financial position as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Group at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and in conformity with IFRS as adopted by the European Union (EU).
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in conformity with IFRS as issued by the IASB and in conformity with IFRS as adopted by the EU, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.
Auditor’s Responsibility for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
a.Exercise professional judgment and maintain professional skepticism throughout the audit.
b.Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
c.Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, no such opinion is expressed.
d.Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
e.Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young AS
Oslo, Norway
April 28, 2022

CONSOLIDATED INCOME STATEMENT FOR THE YEAR     ENDED 31 DECEMBER

€ million	Note	2021	2020
Operating revenues	6,7	1,139	673

Personnel expenses	9	(368)	(258)
Other operating expenses	8	(415)	(233)

Gross operating profit (loss)	6	356	182
Depreciation and amortisation	16,17,31	(156)	(61)
Share of profit (loss) of joint ventures and associates	5	(8)	16
Impairment loss	15,16	(22)	(43)
Other income and expenses	11	(140)	(39)

Operating profit (loss)	6	29	56
Financial income	12	14	5
Financial expenses	12	(78)	(99)

Profit (loss) before taxes		(35)	(39)
Taxes	13	(19)	(31)

Profit (loss) from continuing operations		(54)	(70)
Profit (loss) from discontinued operations	4	7

Profit (loss) attributable to:
Non-controlling interests	27	6	2
Owners of the parent		(54)	(72)

Earnings per share in €:
Basic	14	(0.06)	(0.10)
Diluted	14	(0.06)	(0.10)

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED 31 DECEMBER

€ million	Note	2021	2020
Profit (loss)		(48)	(70)

Remeasurements of defined benefit liabilities	21	0	0
Income tax relating to remeasurements of defined benefit liabilities	13	(0)	(0)
Net gain/(loss) on cash flow hedges	25	56	(144)
Change in fair value of financial instruments		16	(0)
Items not to be reclassified subsequently to profit or loss		72	(145)

Exchange differences on translating foreign operations		22	(102)
Net gain/(loss) on cash flow hedges	25	7	(4)
Items to be reclassified subsequently to profit or loss		29	(106)

Other comprehensive income		101	(251)
Comprehensive income		53	(321)

Comprehensive income attributable to:
Non-controlling interests		5	4
Owners of the parent		48	(325)

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS OF 31 DECEMBER

		31 December	31 December
€ million	Note	2021	2020
Intangible assets	15,16	12,790	1,322
Property, plant & equipment	17	35	20
Right-of-use assets	31	82	89
Investments in joint ventures and associates	5	370	369
Deferred tax assets	13	152	2
Other non-current assets	18,24	223	183
Non-current assets		13,653	1,984

Income tax receivable		17	2
Contract assets	7	39	6
Trade receivables and other current assets	18,19,22,24	191	1,200
Cash and cash equivalents	22,24,28	231	131
Assets held for sale	4	115	–
Current assets		593	1,339

Total assets		14,247	3,323

Paid-in equity		9,175	149
Other equity		1,192	1,053
Equity attributable to owners of the parent		10,368	1,203
Non-controlling interests	27	18	19
Equity		10,385	1,222

Deferred tax liabilities	13	896	58
Non-current interest-bearing borrowings	22,23,24,28	2,312	1,266
Lease liabilities, non-current	22,28,31	73	82
Other non-current liabilities	21	18	13
Non-current liabilities		3,299	1,420

Current interest-bearing borrowings	22,23,24,28	152	295
Income tax payable		22	5
Lease liabilities, current	22,28,31	19	18
Contract liabilities	7	67	58
Other current liabilities	21,22,24	275	305
Liability directly associated with the assets held for sale	4	27	–
Current liabilities		563	682

Total equity and liabilities		14,247	3,323

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED 31 DECEMBER

€ million	Note	2021	2020
CASH FLOW FROM OPERATING ACTIVITIES
Profit (loss) before taxes from continuing operations		(35)	(39)
Profit (loss) before taxes from discontinued operations		7	–
Profit (loss) before taxes		(28)	(39)
Depreciation, amortisation and impairment losses	6,15,16,17,31	180	103
Share of loss (profit) of joint ventures and associates	5	8	(16)
Dividends received from joint ventures and associates	28	3	2
Taxes paid		(92)	(42)
Sales losses (gains) non-current assets and other non-cash losses (gains)		33	(6)
Net loss on derivative instruments at fair value through profit or loss		3	79
Accrued share-based payment expenses	10	32	5
Other non-cash items and changes in working capital and provisions (1)		45	18
Net cash flow from operating activities		184	105

CASH FLOW FROM INVESTING ACTIVITIES
Development and purchase of intangible assets and property, plant & equipment		(77)	(43)
Acquisition of subsidiaries, net of cash acquired	28	(2,181)	(7)
Acquisition of debt and equity instruments of joint ventures and associates		–	(287)
Proceeds from sale of intangible assets and property, plant & equipment		0	0
Proceeds from sale of subsidiaries, net of cash sold	28	274	31
Net sale of (investment in) other shares		3	(7)
Net change in other investments		(3)	(3)
Net cash flow from investing activities		(1,983)	(317)

Net cash flow before financing activities		(1,799)	(213)

CASH FLOW FROM FINANCING ACTIVITIES
New interest-bearing loans and borrowings	28	2,440	491
Repayment of interest-bearing loans and borrowings	28	(493)	(205)
Net sale (purchase) of treasury shares		(22)	(2)
IFRS 16 lease payments	28,31	(20)	(12)
Dividends paid to non-controlling interests	27	(8)	–
Net cash flow from financing activities		1,898	272

Effects of exchange rate changes on cash and cash equivalents		1	(0)

Net increase (decrease) in cash and cash equivalents		100	59

Cash and cash equivalents as at 1 January	28	131	72

Cash and cash equivalents as at 31 December	28	231	131
(1)Changes in working capital and provisions consist of changes in trade receivables, and other current receivables and liabilities and accruals.

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

€ million	Note	Share capital	Other paid-in equity	Hedging reserve	Retained earnings	Foreign currency transl. reserve	Shareholders' equity	Non-controlling interests	Total

Equity as at 1 January 2020		14	133	–	1,430	(52)	1,524	14	1,539

Profit (loss) for the period		–	–	–	(74)	2	(72)	2	(70)
Other comprehensive income		–	–	(149)	(0)	(104)	(253)	2	(251)
Total comprehensive income		–	–	(149)	(74)	(102)	(325)	4	(321)

Capital increase	22, 26	–	–	–	–	–	–	0	0
Share-based payment	10	–	3	–	–	–	3	–	3
Changes in ownership of subsidiaries that do not result in a loss of control		–	–	–	(0)	–	(0)	0	–
Change in treasury shares		–	(0)	–	–	–	(0)	–	(0)
Total transactions with the owners		–	3	–	(0)	–	3	1	3

Equity as at 31 December 2020		14	136	(149)	1,355	(153)	1,203	19	1,222
Profit (loss) for the period		–	–	–	(64)	10	(54)	6	(48)
Other comprehensive income		–	–	63	26	12	102	(0)	101
Total comprehensive income		–	–	63	(37)	22	48	5	53
Costs of hedging transferred to the carrying amount of goodwill acquired in a business combination	4	–	–	88	–	–	88	–	88
Issue of ordinary shares as consideration for a business combination	22, 26	9,023	–	–	–	–	9,023	–	9,023
Capital increase		–	–	–	–	–	–	0	0
Share-based payment	10	–	20	–	3	–	23	–	23
Changes in ownership of subsidiaries that do not result in a loss of control		–	–	–	(0)	–	(0)	0	–
Dividends paid to non-controlling interest		–	–	–	–	–	–	(8)	(8)
Change in treasury shares		–	(17)	–	–	–	(17)	–	(17)
Total transactions with the owners		9,023	3	88	3	–	9,117	(7)	9,110
Equity as at 31 December 2021		9,036	139	3	1,321	(131)	10,368	18	10,385

The accompanying notes form an integral part of these consolidated financial statements.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2021

GENERAL INFORMATION
Note 1	General information
Note 2	Basis for preparing the consolidated financial statements
Note 3	Significant accounting judgments and major sources of estimation uncertainty

GROUP STRUCTURE
Note 4	Changes in the composition of the Group
Note 5	Investments in joint ventures and associates

INFORMATION ON CONSOLIDATED INCOME STATEMENT ITEMS
Note 6	Operating segments
Note 7	Revenue recognition
Note 8	Other operating expenses
Note 9	Personnel expenses and remuneration
Note 10	Share-based payment
Note 11	Other income and expenses
Note 12	Financial items
Note 13	Income taxes
Note 14	Earnings per share

INFORMATION ON CONSOLIDATED STATEMENT OF FINANCIAL POSITION ITEMS
Note 15	Impairment assessments
Note 16	Intangible assets
Note 17	Property, plant & equipment
Note 18	Other non-current and current assets
Note 19	Trade receivables
Note 20	Financial liabilities related to business combinations and increases in ownership interests
Note 21	Other non-current and current liabilities

CAPITAL MANAGEMENT
Note 22	Financial risk management
Note 23	Interest-bearing borrowings
Note 24	Financial instruments by category
Note 25	Derivatives and hedging activities

OTHER INFORMATION
Note 26	Equity
Note 27	Non-controlling interests
Note 28	Supplemental information to the Consolidated statement of cash flows
Note 29	Transactions with related parties
Note 30	Auditor's remuneration
Note 31	Lease agreements
Note 32	Events after the balance sheet date
Note 33	Ownership

NOTE 1: GENERAL INFORMATION
The Adevinta Group (or “the Group” or “Adevinta) was established 9 April 2019 following demergers of Schibsted Multimedia AS and Schibsted ASA and the consequential transfer of Schibsted’s online classifieds operations outside the Nordics to Adevinta ASA. Adevinta ASA is a public limited company and its offices are located in Grensen 5, Oslo in Norway. The shares of Adevinta ASA are listed on the Oslo Stock Exchange. Schibsted retained a majority interest of 59% in Adevinta ASA until 25 June 2021. Pursuant to the acquisition of eCG, economic interest held by Schibsted decreased to 33% and eBay Inc obtained an economic interest of 44% and neither party has control over the Adevinta Group. In July 2021, an agreement between eBay Inc. and Permira was signed, which committed eBay to sell approximately 125 million shares in Adevinta (10.2% stake) to funds advised by Permira. On 29 July 2021, Permira exercised the 30-day option granted by eBay to purchase an additional 10 million Class A shares at the same price. The transaction between eBay Inc. and Permira was completed on 18 November 2021, and eBay sold 134,743,728 Class A Shares in Adevinta, representing an 11% stake in Adevinta, to Permira. After this transaction, voting rights held by Schibsted, eBay and Permira are 35%, 30% and 12%, respectively (note 14 and 26).
Adevinta is the world’s largest online classifieds company (excluding China) based on revenues generated from online classifieds listings and advertisements, active in many countries around the world. Key markets include France, Spain and Germany. In addition, business was carried out in 2021 in Brazil, Italy, Austria, Ireland, Hungary, Mexico, Chile, Belarus, Morocco, UK, Australia, Belgium, Canada, China, Netherlands, South Africa and USA. Changes in the composition of the Group during the period are described in note 4 and the business areas are described in segment information in note 6. The financial position and performance of Adevinta was particularly affected by the following events and transactions during the reporting period:
•The acquisition of eBay Classifieds Group in June 2021 (note 4), related acquisition and integration costs (note 11), share-based payment transactions (note 10), amortisation expense based on a provisional assessment of their fair value of intangible assets acquired (note 16), hedging the forecasted business combination (note 22 and 25) and required new financing (note 12, 22 and 23).
•The impairment loss of €20 million related to the measurement of the disposal group Shpock at the lower of its carrying amount and fair value less costs to sell until its disposal date and the loss on sale of the disposal group in June 2021 amounting to €33 million (note 4).
•The Covid pandemic (note 32).
The consolidated financial statements including notes for Adevinta ASA for the year 2021 were approved by the Board of Directors on 21 April 2022 and will be proposed to the Annual General Meeting in May 2022.

NOTE 2: BASIS FOR PREPARING THE CONSOLIDATED FINANCIAL STATEMENTS

Compliance with IFRS
The consolidated financial statements of the Group are prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and in conformity with IFRS as adopted by the European Union. The valuation and recognition of the items in the consolidated financial statements have been carried out in accordance with applicable IFRS standards.
New and amended standards adopted by the Group
Adevinta has applied the following standards and amendments for the first time for the annual reporting period commencing 1 January 2021:
•Interest Rate Benchmark Reform – Phase 2: Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16
The amendments complement those issued in 2019 and focus on the effects on financial statements when a company replaces the old interest rate benchmark with an alternative benchmark rate as a result of the reform of inter-bank offered rates (IBOR) and other interest rate benchmarks. The amendments in this final phase relate to:
•changes to contractual cash flows - a company should not have to derecognise or adjust the carrying amount of financial instruments for changes required by the reform, but should instead update the effective interest rate to reflect the change to the alternative benchmark rate;
•hedge accounting - a company should not have to discontinue its hedge accounting solely because it makes changes required by the reform, if the hedge meets other hedge accounting criteria; and
•disclosures - a company is required to disclose information about new risks arising from the reform and how it manages the transition to alternative benchmark rates.
The amendments listed above did not have any impact on the amounts recognised in prior periods, have not had a significant impact in the current period nor are expected to significantly affect the future periods.
New standards and interpretations not yet adopted
The Group’s intention is to adopt the relevant new and amended standards and interpretations as adopted by the IASB when they become effective before the consolidated financial statements are issued. However it is not expected that any current amendments will impact significantly the Adevinta consolidated financial statements in future reporting periods and on foreseeable future transactions.

Basis of preparation
The consolidated financial statements have been prepared based on a historical cost basis, with the exception of:
•financial instruments in the categories “Financial assets and liabilities at fair value through profit or loss or OCI”;
•assets held for sale; and
•plan assets of the defined benefit pension plans.
Assets that no longer justify their value are written down to the recoverable amount, which is the higher of value in use and fair value less selling costs.
An asset or liability is classified as current when it is part of a normal operating cycle, when it is held primarily for trading purposes, when it falls due within 12 months or when it consists of cash or cash equivalents on the date of the Consolidated statement of financial position. Cash and cash equivalents consist of bank deposits and other monetary instruments with a maturity of three months or less. Other items are non-current. A dividend does not become a liability until it has been formally approved by the General Meeting.
Non-current assets as well as groups of non-current assets and liabilities are classified as held for sale if their carrying amount will be recovered through a sale transaction instead of through continued use and a sale is considered highly probable. When these are classified as held for sale they are measured at the lower of their carrying amount or fair value minus sales costs.
All amounts are in € million unless otherwise stated. Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided.
The accounting policies that have been applied as well as significant estimation uncertainties are disclosed in relevant notes to the consolidated financial statements.
Consolidation principles
The consolidated financial statements include the parent Adevinta ASA and all subsidiaries, presented as a single economic entity. All the entities have applied consistent principles. Intercompany transactions, balances and unrealized gains on transactions between group companies have been eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset.
Subsidiaries are all entities controlled, directly or indirectly, by Adevinta ASA. The Group controls an entity when it is exposed to, or has rights to, variable returns from the involvement with the entity and has the ability to affect those returns through power over the entity. Power over an entity exists when the Group has existing rights that give the current ability to direct the activities that significantly affect the entity's returns.

Generally, there is a presumption that a majority of voting rights results in control. The Group considers all relevant facts and circumstances in assessing whether control exists, including contractual arrangements and potential voting rights to the extent that those are substantive.
Subsidiaries are included in the consolidated financial statements from the date Adevinta ASA effectively obtains control of the subsidiary (acquisition date) and until the date Adevinta ASA ceases to control the subsidiary.
Non-controlling interests is the equity in a subsidiary not attributable, directly or indirectly, to Adevinta ASA. Non-controlling interests are presented in the Consolidated statement of financial position within equity, separately from the equity of the owners of the parent, except when put options are granted to holders of non-controlling interests, in which case the related accumulated non-controlling interest is derecognised.
Profit (loss) and comprehensive income attributable to non-controlling interests are disclosed as allocations for the period of profit (loss) and comprehensive income attributable to non-controlling interests and owners of the parent, respectively.
Associates are all entities over which the Group has significant influence but in which it does not have control or joint control. Investments in associates are accounted for using the equity method of accounting (note 5), after initially being recognised at cost in the Consolidated statement of financial position.
Joint arrangements are classified as either joint operations or joint ventures. The classification depends on the contractual rights and obligations of each investor, rather than the legal structure of the joint arrangement. The Group has joint ventures only. Interests in joint ventures are accounted for using the equity method (note 5), after initially being recognised at cost in the Consolidated statement of financial position.
Foreign currency translation
Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in euros (€), which is Adevinta ASA's functional and presentation currency.
Foreign currency transactions are translated into the entity's functional currency on initial recognition by using the spot exchange rate at the date of the transaction. At the reporting date, assets and liabilities are translated from foreign currency to the entity’s functional currency by:
–translating monetary items using the exchange rate at the reporting date
–translating non-monetary items that are measured in terms of historical cost in a foreign currency using the exchange rate at the transaction date
–translating non-monetary items that are measured at fair value in a foreign currency using the exchange rate at the date when the fair value was determined

Exchange differences arising on the settlement of, or on translating monetary items not designated as, hedging instruments, are recognised in profit or loss in the period in which they arise. When a gain or loss on a non-monetary item is recognised in other comprehensive income, any exchange component of that gain or loss is also recognised in other comprehensive income. When a gain or loss on a non-monetary item is recognised in profit or loss, any exchange component of that gain or loss is also recognised in profit or loss.
Upon incorporation of a foreign operation into the consolidated financial statements by consolidation or the equity method, the results and financial position are translated from the functional currency of the foreign operation into € (the presentation currency) by using the step-by-step method of consolidation. Assets and liabilities are translated at the closing rate at the reporting date and income and expenses are translated monthly at the average exchange rates for the month and accumulated. Resulting exchange differences are recognised in other comprehensive income until the disposal of the foreign operation.
Exchange rates are quoted from Norges Bank (norges-bank.no), which is Norway’s central bank.
Goodwill and fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition of a foreign operation are treated as assets and liabilities of that foreign operation. They are therefore expressed in the functional currency of the foreign operation and translated at the closing rate at the reporting date.

NOTE 3: SIGNIFICANT ACCOUNTING JUDGMENTS AND MAJOR SOURCES OF ESTIMATION UNCERTAINTY

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, the accompanying disclosures and the disclosure of contingent liabilities.
Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Management also needs to exercise judgement in applying the Group’s accounting policies. The most important areas where judgments and estimates are having an impact are listed below. Detailed information of these estimates and judgements is included in the relevant notes.
The duration and extent of the pandemic and related financial, social and public health impacts of the Covid pandemic remain uncertain. Management has based its current estimates of future cash flows taking into account that the businesses have recovered from Covid in 2021 and the discount rates are based on expected volatility, risk premiums and interest rates at levels indicative of the current environment. Management continues monitoring Covid developments.
Significant estimates and judgements:
•Identification of the acquirer of eCG (note 4)
•Fair value of assets acquired and liabilities assumed in a business combination (note 4)
•Existence of significant influence over an investee (note 5)
•Recognition of contracted listing fees and premium products according to normal pattern of views (note 7)
•Principal / agent assessment for transactional services provided (note 7)
•Fair value of share-based awards (note 10)
•Classification of other income and expense as not being part of activities in the normal course of business (note 11)
•Recognition of deferred tax assets for tax losses carried forward (note 13)
•Calculation of value in use in testing for impairment of goodwill and other intangible assets (note 15)
•Capitalisation of development costs (note 16)
•Fair value of contingent consideration and liabilities related to non-controlling interests’ put options (note 20)

•Calculation of present value of defined benefit pension obligations (note 21)
•Assessment of contingent liabilities (note 21)
•Liabilities measured at fair value (note 24)
•Determination of lease term and estimating the incremental borrowing rate (note 31)

NOTE 4: CHANGES IN THE COMPOSITION OF THE GROUP

PRINCIPLE
Business combinations
The acquisition method is used to account for all business combinations that do not involve entities under common control where Adevinta ASA or its subsidiary is the acquirer, meaning the entity that obtains control over another entity or business. When a subsidiary or business is acquired, a purchase price allocation is carried out. Identifiable assets acquired and liabilities and contingent liabilities assumed are, except for limited exceptions, measured at fair value at the acquisition date. Any non-controlling interest in the acquiree is measured, for each individual acquisition, either at fair value or at the proportionate share of the acquiree's identifiable net assets. The residual value in the acquisition is goodwill. Acquisition-related costs are expensed as incurred.
Contingent consideration is recognised as part of the consideration transferred in exchange for the acquiree. Subsequent changes in the fair value of the contingent consideration deemed to be a liability are recognised in profit or loss.
In business combinations that are achieved in stages, the previously held equity interest is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognised in profit or loss.

Changes in ownership interests in subsidiaries that do not result in a loss of control
Transactions with non-controlling interests that do not result in a loss of control are recognised in equity. Any change in ownership interest results in an adjustment between the carrying amounts of the controlling and non-controlling interests to reflect their relative interest in the subsidiary. Any difference between the amount of the adjustment to non-controlling interests and any consideration paid or received is recognised within equity attributable to owners of Adevinta ASA.
When put options are granted by Adevinta to holders of non-controlling interests, Adevinta determines and allocates profit (loss), other comprehensive income and dividends paid to such non-controlling interests. Accumulated non-controlling interests are derecognised as if the non-controlling interest was acquired at the reporting date and a financial liability reflecting the obligation to acquire the non-controlling interest is recognised. The net amount recognised or derecognised is accounted for as an equity transaction. In the Consolidated statement of changes in equity, such amounts are included in the line item “Changes in ownership of subsidiaries that do not result in a loss of control”.

Non-current assets (or disposal groups) held for sale and discontinued operations
Non-current assets (or disposal groups) are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use and a sale is considered highly probable. These assets, including subsidiaries acquired exclusively with a view to resale, are measured at the lower of their carrying amount and fair value less costs to sell, except for deferred tax assets, assets arising from employee benefits and financial assets which are specifically exempt from this requirement.

An impairment loss is recognised for any initial or subsequent write-down of the asset (or disposal group) to fair value less costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell the asset (or disposal group), but not in excess of any cumulative impairment loss previously recognised. A gain or loss not previously recognised by the date of the sale of the non-current asset (or disposal group) is recognised at the date of derecognition.
Non-current assets (including those that are part of a disposal group) are not depreciated or amortised while they are classified as held for sale. Interest and other expenses attributable to the liabilities of a disposal group classified as held for sale continue to be recognised.
Non-current assets classified as held for sale and the assets of a disposal group classified as held for sale are presented separately from the other assets in the Consolidated statement of financial position. The liabilities of a disposal group classified as held for sale are presented separately from other liabilities in the Consolidated statement of financial position.
A discontinued operation is a component of the Group that has been disposed of or is classified as held for sale and that represents a separate major line of business or geographical area of operations, is part of a single coordinated plan to dispose of such a line of business or area of operation, or is a subsidiary acquired exclusively with a view to resale. The results of discontinued operations are presented separately in the Consolidated income statement.

Loss of control
The assets and liabilities of the subsidiary and the carrying amount of any non-controlling interests are derecognised when Adevinta loses control of a subsidiary. Any consideration received and any investment retained in the former subsidiary is recognised at their fair values. The difference between amounts recognised and derecognised is recognised in profit or loss. Amounts recognised in other comprehensive income related to the subsidiary are reclassified to profit or loss or transferred to equity similarly as if the parent had disposed of the assets and liabilities directly. Amounts reclassified to profit or loss (including accumulated translation differences) are included in gain or loss on loss of control of subsidiary in profit or loss.

Critical judgement
Adevinta is the acquiring party in eBay Classifieds Group business combination as it is the formal acquiring party; part of the consideration was paid by Adevinta in cash; management from Adevinta continued their positions after transaction and Schibsted is the largest shareholder.

BUSINESS COMBINATIONS

Adevinta invested €2,177 million in 2021 (€0 million in 2020) to acquire businesses (business combinations). The amount comprises the net cash consideration transferred reduced by cash and cash equivalents of the acquirees. Additionally, Adevinta paid €2 million of contingent consideration related to the prior year’s business combinations. In 2020, Adevinta paid €7 million of deferred consideration related to the prior year's business combinations.
On 25 June 2021, Adevinta completed the acquisition of eBay Classifieds Group (eCG), a leading digital classifieds brand across 13 countries, including Germany, Denmark (subsequently sold immediately after closing, see below), Canada, the Netherlands, Belgium, the United Kingdom and Australia. Headquartered in Amsterdam, the Netherlands, eBay Classifieds consists of multiple platforms offering online classifieds listings across motors, real estate and general classifieds. Germany, the Netherlands and Canada are eBay Classifieds’ largest markets. eBay Classifieds’ platforms operate under a number of brands, most significantly Mobile.de, eBay Kleinanzeigen, Marktplaats, Kijiji and Gumtree.
Following the closing of the transaction, Adevinta is the world’s largest online classifieds company (excluding China) based on revenues generated from online classifieds listings and advertisements. The Group connects buyers seeking goods or services with a large base of sellers.
Adevinta operates generalist (which cover consumer goods, often alongside motor, real estate and jobs) as well as vertical (which focus on one of the key monetizable categories: motors, real estate and jobs and typically rely heavily on professional sellers paying listing fees as an important revenue stream) online classifieds sites with leading market positions in 15 countries around the world, based on number of visits, that are accessible via desktop, mobile and dedicated apps. Adevinta and eBay Classifieds are highly complementary businesses and Adevinta expects to benefit from synergies, including across vertical and generalist online classifieds sites.
The table below summarises the consideration transferred:

€ million
Consideration:
Cash	2,153
Adevinta’ s shares issued	9,023
Cash flow hedge reserve released	88
Consideration transferred	11,264

The consideration transferred includes cash consideration of USD 2,500 million, 539,994,479 Adevinta shares, a closing cash adjustment of USD 54 million and a post-closing cash adjustment of USD 16 million.

The total cash consideration is equal to the amount of USD 2,554 million translated on 24 June 2021 closing rate of USD/EUR 1.1936 and USD 16 million translated on 24 November 2021 closing rate of USD/EUR 1.2071.
The fair value of the 539,994,479 shares issued as part of the consideration transferred (€9,023 million) was based on Adevinta’s Norwegian Krone closing share price on 24 June 2021 of NOK170 per share translated into Euro at 24 June 2021 closing rate of NOK/EUR 10.174. Issue costs of €0 million which were directly attributable to the issue of the shares were netted against the deemed proceeds.
On 24 June 2021 the valuation of the deal-contingent forwards entered in respect of the cash consideration for the forecasted acquisition of eCG (note 25) with an aggregate notional amount of USD 2,500 million was negative by €95 million of which €88 million was recognised in equity as a hedge reserve including a gain of €56 million recognised in 2021. When the hedging instruments were settled immediately prior to the acquisition, the hedge reserve accumulated in equity was included as part of the consideration transferred.
The table below summarises the amounts recognised for assets acquired and liabilities assumed:

Amounts for assets and liabilities recognized:	€ million
Cash	66
Trade and other receivables	108
Corporate income tax receivable	7
PPE and right of use assets	35
Intangible assets: trademarks	3,351
Intangible assets: customer contracts	497
Intangible assets: technology	276
Intangible assets: others	4
Long-term investments	0
Deferred tax assets	148
Assets classified as held for sale	333
Current liabilities	(154)
Deferred tax liabilities	(897)
Other non-current liabilities	(11)
Liabilities directly associated with assets classified as held for sale	(25)
Total identifiable net assets acquired	3,738
Goodwill	7,526
Consideration transferred	11,264

The fair value of the acquired receivables is €108 million, of which €49 million are trade receivables. There is no material difference between the gross contractual amount receivable and the fair value of the receivables. The assumed lease liabilities were measured using the present value of the remaining lease payments at the date of acquisition. The acquired right-of-use assets were measured at an amount equal to the lease liabilities. In calculating the present value of lease payments, Adevinta used its incremental borrowing rate at acquisition date because the interest rate implicit in the leases were not readily determinable.
The goodwill recognised connected with the acquisition of eBay Classifieds Group in 2021 is attributable to the workforce, future customer growth and synergies, including across vertical and generalist online classifieds sites. The goodwill recognised is not expected to be deductible for income tax purposes.
In 2021 eCG contributed €384 million to operating revenues and contributed positively to consolidated profit (loss) from continuing operations by €45 million. If the acquisition date of the business combination was at 1 January, the operating revenues and profit (loss) for continuing operations of Adevinta would have been €1,521 million and €(47) million, respectively in 2021.
In December 2021, Adevinta completed the acquisition of Pixie Pixel, S.L., a Spanish real estate valuation tool which will integrate with the real estate vertical Fotocasa, part of Adevinta Spain. The acquisition follows years of collaboration between Fotocasa and PixiePixel in building DataVenues, a cross-platform tool for property valuation. The consideration transferred for the acquisition was €5 million, €2 million were paid in cash at acquisition date and €3 million correspond to contingent consideration (see contingent consideration section). The provisional amount of total identifiable assets acquired was €0 million. The provisional amount of goodwill was €5 million. The goodwill recognised connected with the acquisition of Pixie Pixel, S.L. in 2021 is mainly attributable to the value of expected synergies with Adevinta Spain, SLU (Fotocasa) and to the workforce and know-how of the company acquired. The goodwill recognised is not expected to be deductible for income tax purposes.
The business combinations carried out in 2021 are part of Adevinta’s growth strategy and the businesses acquired were identified as being a good strategic fit with existing operations within Adevinta.

Consideration transferred – cash outflow
Cash outflow to acquire eBay Classifieds Group, net of cash acquired, is as follows:

€ million
Cash consideration	2,153
Settlement of deal contingent forward contracts	88
Less balances acquired:
Cash	66
Net cash outflow – investing activities	2,175

Per Adevinta instructions, part of the consideration transferred for eBay Classifieds Group was paid to the seller by the banks providing new financing. The banks were acting as agents of Adevinta and the payments were assessed to be cash payments made by Adevinta.
In addition, acquisition-related costs that were not directly attributable to the issue of shares are included in net cash flow operating activities in the Consolidated statement of cash flows.
Cash outflow to acquire Pixie Pixel, S.L., net of cash acquired, amounted to €2 million.
In January 2020, Adevinta completed the acquisition of Pilgo SAS, which is an online marketplace for hotel rooms. In February 2020, Adevinta completed the acquisition of Jobisjob SLU, which is a digital company related to the job market.
The subsidiaries acquired in 2021, all the entities of eCG and Pixie Pixel, S.L. are included in the Mobile.de, European Markets and International Markets operating segments. The subsidiaries acquired in 2020, Pilgo SAS and Jobisjob SLU are included in the European Markets and France operating segments respectively.
Acquisition-related costs of €49 million (€32 million in 2020) related to business combinations are recognised in profit or loss in line item “Other income and expenses” (note 11).

Contingent consideration
A contingent consideration was agreed as part of the purchase agreement with the previous owners of Pixie Pixel, S.L. The contingent consideration is limited to two cash payments to be made in 2023 and 2024. Each payment is capped at €2 million and €1 million respectively and will be calculated on the achievement of certain targets for each period. As at the acquisition date, the fair value of the contingent consideration is estimated to be €3 million.
A contingent consideration was agreed as part of the purchase agreement with the previous owners of Locasun SARL. The contingent consideration was limited to two cash payments to be made at the end of years 2020 and 2021. Each payment was capped at €2 million and was to be calculated on the achievement of certain EBITDA targets for each period. As at the acquisition date, the fair value of the contingent consideration was estimated to be €4 million. No payment was made in 2020. The fair value of the contingent consideration as at 31 December 2020 was €1 million. Payment made in 2021 amounted to €1 million (note 20).

DISPOSAL OF SUBSIDIARIES
In February 2021, Adevinta sold its subsidiary Yapo (Chile) to Frontier Digital Ventures (FDV), a company specializing in online marketplaces in emerging markets. The disposal was in line with Adevinta’s portfolio optimization strategy. The sale resulted in a loss of €11 million recognised in other income and expenses (note 11), of which €10 million is reclassification of foreign currency translation reserve, with no impact on income tax. The carrying amount of assets and liabilities as at the date of sale (24 February 2021) were €20 million and €3 million respectively, of which €18 million was intangible assets and €1 million cash.
In June 2021, Adevinta sold Shpock (Austria) to Russmedia Equity Partners. The disposal was related to remedies proposed by Adevinta and eBay to address the Austrian Federal Competition Authorities (the

“FCA”) concern that the Adevinta’s acquisition of eCG could potentially lessen competition in the Austrian market between eBay.at and willhaben, Adevinta’s joint venture business in Austria.
From March 2021, the carrying amount of Shpock was expected to be recovered principally through a sales transaction, Shpock was available for immediate sale in its present condition and its sale was highly probable. Therefore, from March 2021 until its disposal date, the disposal group was classified as held for sale and measured at the lower of its carrying amount and fair value less costs to sell. In relation to measurement, an impairment loss was recognised amounting to €(20) million, which was allocated to goodwill (€2 million) and other intangible assets (€18 million). Related deferred tax liabilities were derecognised amounting to €(5) million. The sale resulted in a loss of €33 million, with no impact on income tax, due to the restructuring required to execute the terms of the sales agreement, recognised in other income and expenses (note 11). The carrying amount of assets and liabilities as at the date of sale (2 June 2021) were €38 million and €5 million respectively, of which €9 million was intangible assets and €27 million cash.
In June 2021, immediately after the acquisition of eCG, Adevinta sold its subsidiary eBay Denmark to a subsidiary of Schibsted for a consideration of €295 million, corresponding to the carrying amount of the net assets sold and hence no gain or loss or income tax were recognized related to the sale.
As at the date of sale, the fair value less costs of disposal of eBay Denmark was €295 million, the fair value of assets and liabilities were €301 million and €6 million, respectively.
In November 2021, Adevinta sold its subsidiaries Gumtree UK and Motors.co.uk to Classifieds Group Limited. The disposal was related to a previous agreement with the UK’s Competition and Market Authority (“CMA”) for approval of Adevinta’s acquisition of eCG. Gumtree UK and Motors.co.uk were classified as subsidiaries acquired exclusively with a view to resale upon acquisition on 25 June 2021. These businesses’ net assets were classified as held for sale and measured at estimated fair value less costs to sell and their operations are presented as discontinued operations.
The disposal of Gumtree UK and Motors.co.uk. resulted in a gain of €2 million, with no impact on income tax. The gain has been presented within the profit from discontinued operation in 2021.
The carrying amount of assets and liabilities as at the date of sale (30 November 2021) were €34 million and €29 million respectively.
Following the decision to divest the businesses in Australia and South Africa in November 2021, the carrying amount of Carsguide Autotrader Media Solutions Australia PTY Ltd, Gumtree Australia PTY Ltd and Gumtree South Africa (PTY) Ltd is expected to be recovered principally through a sales transaction. The businesses in Australia and South Africa are available for immediate sale in its present condition and its sale is highly probable. Therefore, these subsidiaries have been classified as held for sale as at 31 December 2021 and are measured at the lower of its carrying amount and fair value less costs to sell. Furthermore, these operations constitute major geographical locations and are therefore classified as discontinued operations. The carrying amount of goodwill included into this disposal group was €22 million.

The financial performance and cash flow information related to the discontinued operations in 2021 are disclosed below:

€ million
Revenue	71
Operating expenses	(59)
Gross operating profit / (loss)	12
Operating profit /(loss)	10
Profit / (loss) after income tax	10
Gain / (loss) on sale of the subsidiary after income tax and fair value measurement adjustments	(3)
Profit / (loss) from discontinued operation	7
Exchange differences on translation	0

€
Basic	0.00
Diluted	0.00

€ million
Net cash flow from operating activities	7
Net cash flow from investing activities (includes an inflow of €4 million and a cash outflow of €(12) million both related to the sale of Gumtree UK and Motors.co.uk)	(8)
Net cash flow from financing activities	(1)
Net cash (outflow) / inflow	(2)

In November 2020, Adevinta sold its subsidiaries, Avito (Morocco), Tayara (Tunisia) and Fincaraíz (Colombia) to Frontier Digital Ventures (FDV), a company specializing in online marketplaces in emerging markets. All three subsidiaries were disposed of as a group in a single transaction. The disposal was aligned to Adevinta’s portfolio optimisation strategy. The disposal group did not represent a separate major line of business, thus did not qualify as discontinued operations. The sale resulted in a gain before tax of €4 million recognised in other income and expenses (note 11), of which €(2) million loss was a reclassification of foreign currency translation reserve, with an impact on income tax of €(5) million. The carrying amount of assets and liabilities as at the date of sale (6 November 2020) were €35 million and €8 million respectively, of which €25€ million was intangible assets, €6 million was trade and other current receivables, €2m was other assets and €2 million cash.

OTHER CHANGES IN THE COMPOSITION OF ADEVINTA
In 2021, SAS SNEEP paid €1 million related to prior year’s business combinations (note 20) and LBC France, SASU has paid €1 million exercising the options agreed as part of the purchase agreement with the previous owners of PayCar SAS (note 20). The latter payment resulted in the participation in PayCar SAS increasing from 69.8% in 2020 to 100.0% in 2021.
In March 2020, Adevinta's OLX Brazil joint venture agreed to acquire Grupo Zap, a leading online classifieds site for real estate operating in Brazil, for approximately R$3 billion. In the consolidated financial statements, this investment was accounted for using the equity method. At signing, Adevinta entered into a deal-contingent derivatives to fix Adevinta’s funding commitment in relation to the transaction in € and eliminate the currency risk. The acquisition was closed on 30 October 2020.
At settlement, the derivatives were derecognised. The change in the fair value of the derivatives of €(67) million was recognised in financial expenses (note 12 and 25) in profit or loss.
The acquisition of Grupo Zap was partially financed through a capital increase in the joint venture in Brazil amounting to €77 million (note 5) and a loan to the joint venture amounting to BRL949 million (€143 million at the issue date) (note 18 and 29).

NOTE 5: INVESTMENTS IN JOINT VENTURES AND ASSOCIATES

Principle
A joint arrangement is an arrangement where two or more parties have joint control. Joint control is the contractually agreed sharing of control of an arrangement and exists when decisions about the relevant activities require the unanimous consent of the parties sharing control. Investments in joint arrangements are classified as joint ventures if they are structured through separate vehicles and the parties have rights to the net assets of the arrangements.
An associate is an entity over which Adevinta, directly or indirectly through subsidiaries, has significant influence. Significant influence is normally presumed to exist when Adevinta controls 20% or more of the voting power of the investee. Significant influence can also be demonstrated when the Group is entitled to be a Board member, even if ownership interest is below 20%.
Interests in joint ventures and associates are accounted for using the equity method.

Equity method
Under the equity method of accounting, the investments are initially recognised at cost and adjusted thereafter to recognise Adevinta’s share of the post-acquisition profits or losses. Adevinta's share of the investee's profit or loss is recognised in profit or loss and the share of changes in other comprehensive income is recognised in other comprehensive income with a corresponding adjustment to the carrying amount of the investment. Dividends received reduce the carrying amount of the investment.
When Adevinta’s share of losses equals or exceeds its interest in the entity, including any other unsecured long-term receivables, Adevinta does not recognise further losses, unless it has incurred obligations or made payments on behalf of the other entity.
The carrying amount of equity-accounted investments is tested for impairment in accordance with the policy described in note 15.

Significant judgment
The Group is guaranteed one seat on the board of Younited SA and participates in all significant financial and operating decisions. The Group has therefore determined that it has significant influence over this entity, even though it only holds 8.4% of the voting rights.

Changes in ownership
The use of the equity method is discontinued from the date an investment ceases to be a joint venture or an associate. Any retained interest in the entity is remeasured to its fair value, with the changes in carrying amount recognised in profit or loss. This fair value becomes the initial carrying amount for the purposes of subsequently accounting for the retained interest as a financial asset. The difference between the total of the fair value of this retained interest and any proceeds from disposing a partial interest in a joint venture or an associate, and the carrying amount of the investment, is recognised in profit or loss. In addition, any amounts previously recognised in other comprehensive income in respect of that entity are accounted for as if the Group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognised in other comprehensive income are reclassified to profit or loss.
If Adevinta's ownership interest in a joint venture or an associate is reduced, but joint control or significant influence is retained, a gain or loss from the partial disposal is recognised in profit or loss. The retained interest is not remeasured. Only a proportionate share of the amounts previously recognised in other comprehensive income are reclassified to profit or loss where appropriate.

	2021			2020
Development in net carrying amount	Joint ventures	Associates	Total	Joint ventures	Associates	Total
As at 1 January	342	27	369	369	11	380
Additions (note 4)	–	–	–	77	–	77
Share of profit (loss)	(6)	(2)	(8)	1	15	16
Gain	–	7	7	–	2	2
Dividends received and capital repayments	(2)	(1)	(3)	(2)	(0)	(2)
Other comprehensive income attributable to owners of the parent	–	1	1	–	–	–
Translation differences	3	1	5	(103)	(0)	(103)
As at 31 December	337	33	370	342	27	369
Of which presented in Investments in joint ventures and associates	337	33	370	342	27	369
For more details on acquisitions and divestments of joint ventures and associates, see note 4.

In 2021, a gain of dilution on Younited of €7 million has been recognised in Other income and expenses. Interest held in Younited has decreased from 10.5% in 2020 to 8.4% in 2021. In 2020, a gain on dilution on Younited of €2 million was recognised in Other income and expenses. Interest held in Younited decreased from 10.9% in 2019 to 10.5% in 2020.
In 2020 share of profit (loss) of joint ventures and associates included a gain of €17 million in relation to the disposal by 703 Search BV of the investment in Silver Indonesia JVCO BV that was swapped for cash and a 6% stake in the online marketplace Carousell operating in Asia.

The carrying amount of investments in joint ventures and associates comprises the following investments:

		2021			2020
	Country of incorporation	Interest held	Joint ventures	Associates	Interest held	Joint ventures	Associates

Silver Brazil JVCO BV	Netherlands	50.0%	329	–	50.0%	335	–
willhaben internet service GmbH	Austria	50.0%	8	–	50.0%	7	–
Younited SA	France	8.4%	–	16	10.5%	–	11
703 Search BV	Netherlands	31.5%	–	17	31.5%	–	16
Other			–	0		–	0
Carrying amount as at 31 December			337	33		342	27

Description of the business of the joint ventures and associates:
Silver Brazil JVCO BV
Operates online classified sites in Brazil (olx.com.br, Anapro.com.br, suahouse.com, datazap.com.br, fipezap.com.br, zap.com.br, vivareal.com.br, conectaimobi.com.br, geoimóvel.com.br and infoprop.com.br)

willhaben internet service GmbH	Operates online classified sites in Austria (willhaben.at, car4you.at and autopro24.at)
Younited SA	Operates peer-to-peer lending marketplaces in France, Italy and Spain (younited-credit.com, it.younited-credit.com and es.younited-credit.com)
703 Search BV	Operates as a holding company for the equity investment in Carousell and does not carry out any trading activities.

The following table sets forth summarised financial information for Silver Brazil, the only material joint venture of the Group, as at 31 December:

	2021	2020

Income statement and statement of comprehensive income:
Operating revenues	120	69
Depreciation and amortisation	(13)	(3)
Interest income	1	0
Interest expense	(19)	(3)
Taxes	4	(1)
Profit (loss)	(18)	(2)
Profit (loss) attributable to owners of the parent	(18)	(2)
Total comprehensive income attributable to owners of the parent	(18)	(2)
Share of profit (loss)	(9)	(1)
Share of other comprehensive income	–	–
Share of total comprehensive income	(9)	(1)

Statement of financial position:
Goodwill	349	411
Other non-current assets	151	105
Other current assets	22	12
Cash and cash equivalents	28	21
Non-current financial liabilities (excluding trade and other payables)	(332)	(314)
Other non-current liabilities	(28)	(38)
Other current liabilities	(33)	(28)
Net assets/(liabilities)	158	170
Share of net assets/(liabilities)	79	85
Goodwill	250	250
Carrying amount as at 31 December	329	335
The table above shows figures on a 100% basis. Variances in the income statement from 2021 to 2020 are mainly due to the Grupo Zap acquisition in October 2020.

NOTE 6: OPERATING SEGMENTS

Principles
The operating segments correspond to the management structure and the internal reporting to the Group’s chief operating decision maker, defined as the CEO. The operating segments reflect an allocation based on geographical location.
After the eBay Classifieds Group acquisition, based on the new internal reporting structure, Adevinta identified France, Mobile.de, European Markets and International Markets as reportable operating segments.
•France comprises primarily leboncoin, MB Diffusion, Avendrealouer, Videdressing, Locasun, PayCar, L’Argus and Pilgo.
•Mobile.de comprises Mobile.de in Germany.
•European Markets comprises primarily eBay Kleinanzeigen in Germany, Markplaats, 2ememain and 2dehands in Benelux, InfoJobs, Coches, Motos, Fotocasa, Habitaclia and Milanuncios in Spain, Subito, Infojobs, Automobile and Kijiji in Italy, Daft, Done Deal and Adverts in Ireland, Hasznaltauto, Jofogas and Autonavigator in Hungary and Kufar in Belarus. Furthermore, Adevinta’s share of the net profit (loss) of willhaben in Austria is included in operating profit (loss). While CEO receives separate reports for each region, the markets have been aggregated into one reportable segment as they have similar risk free interest rates and similar economic risks.
•International Markets comprises Segundamano and Vivanuncios in Mexico, Kijiji and Kijijiautos in Canada, Infojobs Brazil in Brazil and Gumtree in other countries (Poland, Ireland, Singapore and Argentina). Furthermore, Adevinta’s share of the net profit (loss) of Silver Brazil joint venture (including OLX, Anapro and Grupo Zap) is included in operating profit (loss).
Disposals comprises Adevinta’s divestments in Corotos in Dominican Republic (sold in 2020), Tayara in Tunisia (sold in 2020), Avito in Morocco (sold in 2020), Fincaraiz in Colombia (sold in 2020), Yapo in Chile (sold in 2021) and Shpock in Austria, Germany and United Kingdom (sold in 2021).
Other/Headquarters comprises Adevinta’s shareholder and central functions including central product and technology development.
Eliminations comprise reconciling items related to intersegment sales. Transactions between operating segments are conducted on normal commercial terms.
In the operating segment information presented, gross operating profit (loss) is used as a measure of operating segment profit (loss). For internal control and monitoring, both gross operating profit (loss) and operating profit (loss) are used as measures of operating segment profit (loss).
See the explanation in note 7 regarding disaggregation of revenues.

Operating revenues and profit (loss) by operating segments

2021 € million	France	Mobile.de	European Markets	Interna-tional Markets	Disposals	Other / Head-quarters	Eliminations	Total
Operating revenues from external customers	451	151	458	67	3	9	–	1,139
Operating revenues from other segments	2	(11)	13	0	–	(0)	(4)	–
Operating revenues	453	141	470	67	3	9	(4)	1,139
Gross operating profit (loss)	214	79	171	21	(5)	(122)	–	356
Depreciation and amortisation	(27)	(39)	(63)	(10)	(1)	(18)	–	(156)
Share of profit (loss) of joint ventures and associates	(3)	–	3	(9)	–	(0)	–	(8)
Impairment loss	–	(2)	(0)	–	(20)	–	–	(22)
Other income and expenses	8	0	(5)	(0)	(47)	(96)	–	(140)
Operating profit (loss)	192	38	106	2	(73)	(236)	–	29
For information regarding “Other income and expenses”, see note 11.

2020 € million	France	Mobile.de	European Markets	Interna-tional Markets	Disposals	Other / Head-quarters	Eliminations	Total
Operating revenues from external customers	392	–	250	7	19	5	–	673
Operating revenues from other segments	1	–	0	0	0	4	(5)	–
Operating revenues	393	–	250	8	19	9	(5)	673
Gross operating profit (loss)	191	–	69	(2)	(15)	(61)	–	182
Depreciation and amortisation	(24)	–	(16)	(2)	(2)	(16)	–	(61)
Share of profit (loss) of joint ventures and associates	(2)	–	3	(1)	–	17	–	16
Impairment loss	0	–	(0)	(0)	(42)	(0)	–	(43)
Other income and expenses	2	–	(1)	(2)	3	(41)	–	(39)
Operating profit (loss)	166	–	54	(7)	(56)	(101)	–	56
For information regarding “Other income and expenses”, see note 11.

Operating revenues and non-current assets by geographical areas
In presenting geographical information, attribution of operating revenues is based on the location of the companies. There are no significant differences between the attribution of operating revenues based on the location of companies and an attribution based on the location of customers. Operating revenues presented in the table below are revenues from external customers. Non-current assets are attributed based on the geographical location of the assets.

€ million	2021	2020
Operating revenues
France	451	392
Germany	246	–
Spain	192	165
Other Europe	182	96
Other countries	67	20
Total	1,139	673

Non-current assets
France	1,238	726
Germany	8,313	–
Spain	664	519
Other Europe	1,400	188
Other countries	1,674	376
Total	13,289	1,809

The non-current assets comprise assets, excluding deferred tax assets and financial instruments, expected to be recovered more than twelve months after the reporting period. Other countries consist primarily of Adevinta's businesses in Canada and Latin America.

NOTE 7: REVENUE RECOGNITION

Principles
Adevinta recognises revenue to depict the transfer of promised goods or services to customers that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
Revenue is measured at the transaction price agreed under the contract. The non-cash consideration is measured at the fair value of the goods or services received. If the fair value cannot be reasonably estimated, the non-cash consideration is measured indirectly by reference to the stand-alone selling price of the services provided.
Adevinta has applied the following principles for the timing of revenue recognition for the different categories of products and services:

Advertising
Advertising revenues are from sales of advertisement space on online sites. Advertising revenues are recognised as the ads are displayed over the specified period of time.
Classifieds
Listing fees in contracts entitling the customer to have an ad displayed for a defined maximum period of time are recognised over that period, reflecting the normal pattern of views of such ads. Revenue from premium products that are active for a defined maximum period is recognised over that period. Revenue from other premium products benefiting the customer in a pattern similar to that of a listing fee is recognised over the applicable period similar to listing fees.
Transactional services
The transactional model offers payment facilitation and delivery services. Adevinta engages third parties to provide these services and assesses whether it is acting as an agent or a principal based on the terms of each arrangement with the service providers. Where Adevinta does not have control over the service before it is being transferred to the customer, Adevinta is acting as an agent and recognises revenue at the net amount that is retained for these arrangements. Conversely, where Adevinta has control over the service before it is being transferred to the customer, Adevinta is acting as a principal and recognises revenue at the gross amount.
Revenue is recognised at a point in time (i.e., upon receipt of the customer of the delivery or upon the completion of the payment facilitation) because this is when the customer benefits from Adevinta’s transactional services.
Contract costs
Adevinta applies the optional practical expedient to immediately expense incremental commission fees paid to obtain a contract if the amortisation period of the asset that would have been recognised is one year or less. If this is the case, sales commissions are immediately recognised as an expense and included as part of other operating expenses.

Estimation uncertainty
For classified revenues from certain listing fees and premium products recognised over time, judgement is required in determining the normal pattern of views for ads displayed for a defined maximum period of time. The management believes that, based on past experience, in some cases a declining rate is the most appropriate reflection of the normal pattern of views, meaning that certain ads are viewed more frequently in the beginning of the display period than towards the end of the maximum period, and in other cases a straight line rate is most appropriate. Relevant contracts applying this recognition principle normally have a duration of between 30 and 60 days.
Revenue from contracts with customers

	2021	2020
Revenue from contracts with customers	1,138	670
Other revenues	2	3
Operating revenues	1,139	673
Contracts with customers typically have a contract period of one year or less and do not contain significant variable consideration.
Revenue is measured at the transaction price agreed under the contract. Adevinta does not have any contracts where the period between the transfer of the promised services to the customer and payment by the customer exceeds one year. As a consequence, Adevinta does not adjust any of the transaction prices for the time value of money.
Adevinta has no significant obligations for refunds, warranties or other similar obligations.

Disaggregation of revenues
In the following table, revenue is disaggregated by category.

2021 € million	France	Mobile.de	European Markets	International Markets	Disposals	Other/ Head-quarters	Total
Advertising revenues	69	15	132	19	2	4	241
Classified revenues	379	130	324	48	2	0	883
Other revenues	3	6	1	0	–	4	14
Revenues from contracts with customers	451	151	457	67	3	8	1,138
Revenues from lease contracts, government grants and others	0	–	1	0	0	1	2
Operating revenues from external customers	451	151	458	67	3	9	1,139

2020 € million	France	Mobile.de	European Markets	International Markets	Disposals	Other/ Head-quarters	Total
Advertising revenues	66	–	43	1	8	–	118
Classified revenues	323	–	206	6	11	0	546
Other revenues	4	–	0	0	0	3	7
Revenues from contracts with customers	392	–	249	7	19	3	670
Revenues from lease contracts, government grants and others	0	–	0	–	0	2	3
Operating revenues from external customers	392	–	250	7	19	5	673

Operating revenues by category:

€ million	2021	2020
Advertising revenues	241	118
Classified revenues	883	546
of which transactional	44	22
Other operating revenues	15	10
Operating revenues	1,139	673

Contract assets and liabilities
The contract assets primarily relate to Adevinta’s rights to consideration for advertisements delivered but not billed at the reporting date. The contract assets are transferred to receivables when the rights to receive consideration become unconditional. No significant credit losses are expected on contract assets.
The contract liabilities relate to payments received in advance of performance under advertising and classified contracts. Contract liabilities are recognised as revenue when Adevinta performs under the contract.

The following table provides information about receivables and significant changes in contract assets and contract liabilities from contracts with customers.

	Receivables from contracts with customers	Contract assets	Contract liabilities
Balance as at 1 January 2021	85	6	58
Net of cash received and revenues recognised during the period from continuing operations	9	11	7
Net of cash received and revenues recognised during the period from discontinued operations	2	0	(0)
Transfer from contract assets recognised at the beginning of the period to receivables	6	(6)	–
Acquisitions through business combinations (note 4)	50	33	3
Disposals through sales of businesses	(2)	(0)	(0)
Impairment losses recognised during the period from continuing operations	(3)	–	–
Impairment losses recognised during the period from discontinued operations	(0)	–	–
Reclassification to assets held for sale	(4)	(5)	(0)
Translation differences	0	0	0
Balance as at 31 December 2021	143	39	68

	Receivables from contracts with customers	Contract assets	Contract liabilities
Balance as at 1 January 2020	95	8	57
Net of cash received and revenues recognised during the period	(6)	7	3
Transfer from contract assets recognised at the beginning of the period to receivables	7	(7)	–
Acquisitions through business combinations	0	–	0
Disposals through sales of businesses	(3)	(1)	(1)
Impairment losses recognised	(7)	–	–
Translation differences	(1)	(0)	(1)
Balance as at 31 December 2020	85	6	58
All contracts have a duration of one year or less, hence contract liability at the beginning of the period is recognised as revenue during the period. Remaining performance obligations at the reporting date have original expected durations of one year or less. The Group applies the practical expedient and does not disclose information about remaining performance obligations that have an original expected duration of one year or less.
Contract costs
In 2021 and 2020, no significant incremental commission fees were capitalised and no impairment loss related to capitalised contract costs was recognised.

NOTE 8: OTHER OPERATING EXPENSES

	2021	2020
Commissions	14	14
Rent, maintenance, office expenses and energy	13	11
Marketing spend	155	80
Professional fees	108	41
Travelling expenses	3	3
IT expenses	75	55
Other expenses	47	29
Total	415	233
The increase in other operating expenses in 2021 is mainly due to the acquisition of eBay Classifieds Group. In addition, there has been an increase in marketing spend, notably in Spain and Italy, and an increase in costs from transaction services as a result of higher transaction volumes combined with promotional campaigns to drive increased adoption.

NOTE 9: PERSONNEL EXPENSES AND REMUNERATION

	2021	2020
Salaries and wages	283	205
Social security costs	72	60
Net defined benefit expense	2	2
Net defined contribution expense	2	0
Share-based payment	31	7
Other personnel expenses(1)	(19)	(17)
Total	371	258

Average number of full-time equivalents	4,331	4,096
(1) Other personnel expenses are deducted with the amount of capitalised salaries, wages and social security.
From total personnel expenses and remuneration, €368 million are presented in Personnel expenses (€258 million in 2020) and €3 million are presented in Other income and expenses (€0 million in 2020) in the Consolidated income statement.

Details of salary, variable pay and other benefits provided to Group management* (in € 1,000):

	2021	2020
Salary incl. holiday pay	2,711	2,165
Variable pay	3,735	731
Share-based payment (earned)(1,2)	3,328	2,668
Other remuneration/benefit	415	249
Total	10,191	5,814
Accrued pension expenses	371	316
1) Cost details and valuation of share-based payment are disclosed in note 10.
2) Shared-based payment is the accrued amounts related to 2021 (the amounts do not necessarily reflect actual shares transferred or cash payments) for the Schibsted legacy programmes and Adevinta programmes. For further details see note 10.
*Group Management composition at 31 December 2021: Rolv Erik Ryssdal (CEO), Uvashni Raman (CFO), Renaud Bruyeron (Chief Product and Technology Officer (Interim)), Nicki Dexter (Chief People and Communications Officer), Antoine Jouteau (CEO Adevinta France), Patricia Lobinger (CEO Mobile.de (interim)), Gianpaolo Santorsola (EVP European Markets) and Zac Candelario (EVP International Markets). In addition, from 1 January 2021 to 26 June 2021 Ovidiu Solomonov (SVP Global Markets) and from 26 June 2021 to 26 October 2021 Malte Krueger (CEO Mobile.de) were part of Group Management.
Group Management composition at 31 December 2020: Rolv Erik Ryssdal (CEO), Uvashni Raman (CFO), Renaud Bruyeron (Chief Product and Technology Officer (Interim)), Nicki Dexter (Chief People and Communications Officer), Antoine Jouteau (CEO Adevinta France), Gianpaolo Santorsola (EVP European Markets) and Ovidiu Solomonov (SVP Global Markets).

Some of the members receive salaries in other currencies than €. Average annual exchange rates are used to translate the number in the table above into €.

Remuneration(1) to the Board of Directors (in € 1,000):

	2021	2020
Board remuneration	513	324
Remuneration Committee	25	19
Audit Committee	36	39
Integration Committee	36	–
Nomination Committee	26	13
Total remuneration	636	395
(1) The 2021 remuneration refers to agreed remuneration for 2021, 50% was paid in 2021 and 50% is due to be paid in 2022. The 2020 remuneration refers to agreed remuneration for 2020 that was paid in 2021.
For further information regarding management remuneration please see Adevinta 2021 Remuneration Report that will be published in relation to the Annual General Meeting scheduled to be held in June 2022.

NOTE 10: SHARE-BASED PAYMENT

Principle
In equity-settled share-based payment transactions with employees, the employee services and the corresponding equity increase are measured by reference to the fair value of the equity instruments granted. The fair value of the equity instruments is measured at grant date and is recognised as personnel expenses and equity increase immediately or over the vesting period when performance vesting conditions require an employee to serve over a specified time period.
At each reporting date the entities remeasure the estimated number of equity instruments that are expected to vest taking into account the estimated forfeiture rate. The amount recognised as an expense is adjusted to reflect the number of equity instruments which are expected to be, or actually become, vested.
In cash-settled share-based payment transactions with employees, the employee services and the incurred liability are measured at the fair value of the liability. The employee services and the liability are recognised immediately or over the vesting period when performance vesting conditions require an employee to serve over a specified time period. Until the liability is settled, the fair value of the liability is revised at each reporting date and at settlement date, with changes in fair value recognised in profit or loss.

Long-term incentive plans
•The senior employees of Adevinta including the Adevinta executive management team were granted in June 2019 (with effect from 10 April 2019) a so‑called Transition Award and the Adevinta Performance Share Plan (PSP).
•In addition, some members of the Adevinta executive management team have individual share‑based programmes.
•In May 2020, the Adevinta PSP for 2020 was granted to senior employees of Adevinta. In July 2021, the Adevinta PSP for 2021, including the Merger and New Joiner awards, were granted to senior employees of Adevinta.
In addition, from June to November 2021 the Legacy Equity Plan (LEP), DAVI Plan and Spot Equity (Integration) awards were granted to key management and some employees of Adevinta in relation to the acquisition of eBay Classifieds Group.
All amounts presented below related to long-term incentives are in connection with these schemes and with local programmes in Distilled Sch Ltd.

	2021	2020
Share-based costs (included in personnel expenses) (note 9)	31	7
Of which equity-settled	30	7
Of which cash-settled	1	1

	2021	2020
Liabilities arising from share-based payment transactions	3	1
Settlement of rights
•In 2020 LTI awards were settled in the form of 231,003 treasury shares.
•Existing awards in the KCP programme were settled in cash during 2020 with a pay-out of €0 million. Existing awards in the SEP programme were settled in cash during 2020 and 2021 with a pay-out of €0 million and €0 million respectively.
•In addition, in October 2020 52,469 treasury shares were transferred to the employees in relation to other awards.
•The Transition award granted to some senior employees in 2019 was paid in treasury shares in April and May 2021 with a pay-out of 382,184 treasury shares.
In addition, in July 2021 2,293 treasury shares were transferred to its share custodian as part of an acceleration of the matching shares for the Shpock employees that were participating in Adevinta's employee share saving plan and in December 2021 46,696 treasury shares were transferred to the employees in relation to bonus matching shares given to employees who enrolled in the employee share saving plan.

The Adevinta Performance Share Plan (“PSP”)
In June 2019 (with effect from 10 April 2019), in May 2020 (with effect from 1 January 2020), and in July 2021 (with effect from 1 January 2021), the PSP was granted to senior employees of Adevinta including the Adevinta executive management team. Under the PSP, the employees will be granted awards of Adevinta ASA shares on an annual basis. These shares will be subject to a three‑year vesting period (for the Adevinta executive management team the vesting is subject to an additional holding and employment period meaning that 50% of their awards vests after three years, 25% of their awards vests after four years and the remaining 25% of their awards vests after 5 years for the 2019 and 2020 awards and the 2021 awards vest 100% after three years but are subject to a further two year holding requirement), at the end of which they will be transferred to the employee. Under the PSP, the employee will be granted an award over Adevinta ASA shares based on their prescribed maximum opportunity under the plan (for the Adevinta executive management team the maximum amount is in the range of 175% and 300% of his/her base salary). The number of shares the employee receives will depend on the Adevinta ASA share price performance against a peer group (relative Total Shareholder Return (TSR)) over a three‑year performance period. The payout mechanism related to the PSP is as follows:
•For minimum payout, Adevinta ASA shares must perform better than 50% of Adevinta ASA’s peers (“median” relative TSR). If this is achieved, 25% of the shares granted to the employees under the PSP award will be transferred to the employee after the performance period.
•For maximum payout, Adevinta ASA shares must perform better than 75% of Adevinta ASA’s peers (“upper quartile” relative TSR). If this is achieved, 100% of the shares granted to the employee under the PSP award will “vest” and be transferred to the employee.
•The payout is linear between the minimum and maximum payout.

The fair value of shares granted has been estimated at the date of grant using a Monte‑Carlo simulation model, taking into account the terms and conditions on which the share options have been granted. The model simulates the TSR and compares it against a group of peers. It takes into account the projection period, the share price (Adevinta ASA share price) at grant date, the risk-free interest rate, the dividend yield, the share price volatility of both Adevinta ASA and the peer group, future expected correlation of comparators’ TSR and initial TSR performance.
The peer group regarding the PSP is the group of companies in the STOXX Europe 600 Index (Europe’s 600 largest listed companies that are between half and twice the size of Adevinta ASA, as measured by market capitalisation at date of grant). The total fair value of the PSP granted in 2019, 2020 and 2021 was estimated at the grant date to be €9 million, €4 million and €13 million respectively, which will be expensed over the vesting period subject to forfeiture.

Legacy equity plan (“LEP”)
The LEP awards were granted on 6 August 2021 and will vest in installments as set out below. Awards under the LEP were issued to employees of eBay Classifieds Group as a voluntary replacement of the unvested awards previously issued by eBay (eCG’s former parent company), which lapsed and were forfeited as a result of Adevinta ASA’s acquisition of eBay Classifieds Group.
LEP – Executive awards (“ELEP”)
For executives, 100% of the LEP awards will vest subject to a relative TSR performance condition which is applied following the end of each performance period, as follows:
•Tranche 1: on 31 March 2022
•Tranche 2: on 31 March 2023
•Tranche 3: on 31 March 2024
•Tranche 4: on 31 March 2025
Under the relative TSR performance condition, over each performance period commencing on 25 June 2021 and ending on the dates specified above, the growth in Adevinta’s TSR will be compared to the growth in the TSR of the constituents of the Comparator Group (determined in the same way as the PSP Awards). If the TSR of Adevinta from the grant date to the end of the relevant Performance Period is equal to or greater than that achieved by the median company in the Comparator Group, 100% of the LEP awards will vest. Otherwise, 75% of the LEP awards will lapse and, unless the CEO determines otherwise, the remaining 25% of the LEP awards will also lapse. TSR growth is measured using the average TSR in the 30-calendar day period from 25 June 2021 and 30 calendar day period preceding the end of the performance period.
The fair value of shares granted has been estimated at the date of grant using a Monte‑Carlo simulation model, taking into account the terms and conditions on which the share options have been granted. The model simulates the TSR and compares it against a group of peers. It takes into account the projection period, the share price (Adevinta ASA share price) at grant date, the risk-free interest rate, the dividend yield, the share price volatility of both Adevinta ASA and the peer group, future expected correlation of comparators’ TSR and initial TSR performance.

LEP – Non-executive awards (“NLEP”)
For non-executives, the LEP awards are not subject to any performance conditions and will vest as follows:
•Tranche 1: on 31 March 2022
•Tranche 2: on 30 September 2022
•Tranche 3: on 31 March 2023
•Tranche 4: on 30 September 2023
•Tranche 5: on 31 March 2024
•Tranche 6: on 30 September 2024
•Tranche 7: on 31 March 2025
The total fair value of the LEP awards was estimated at the grant date to be €59 million which will be expensed over the vesting period subject to forfeiture.

Merger awards
The merger awards were granted on 12 July 2021 and will vest on 31 December 2023 and are not subject to any performance targets.
Merger awards – Executive (“EMA”)
For executives, the Merger awards are subject to a minimum shareholding requirement (a non-vesting condition) and to a two-year holding period from the date of vesting.
During the EMA holding period, employees may not dispose of any plan shares which vest except to cover any income tax or social security contributions arising on the vesting of the executive Merger awards. If the employee leaves during this period, they do not forfeit their right to the vested shares, however it does not accelerate completion of the EMA Holding Period.
Merger Awards – Non-Executive (“NEMA”)
For non-executives, the Merger awards are not subject to a minimum shareholding requirement nor holding period.
The total fair value of the Merger awards was estimated at the grant date to be €5 million which will be expensed over the vesting period subject to forfeiture.

New Joiner awards
The New Joiner awards were granted on 12 July 2021 and will vest on 12 July 2022 and are not subject to any performance targets.
The total fair value of the New Joiner awards was estimated at the grant date to be €1 million which will be expensed over the vesting period subject to forfeiture.

Deferred Annual Variable Incentive award (“DAVI awards”)
Under the DAVI awards, employees are issued a conditional award over Adevinta shares following the outcome of a one-year performance period (“DAVI performance period”) where two types of non-market-based performance targets apply, being financial targets and strategic targets (both non-market conditions under IFRS 2).
Subject to continued employment, 50% of the shares will vest on the first anniversary after the end of the performance period and 50% of the shares will vest on the second anniversary after the end of the performance period.
The performance period of the 2021 DAVI awards started on 25 June 2021 and ended on 31 December 2021.
The total fair value of the DAVI awards was estimated at the grant date to be €14 million which will be expensed over the vesting period subject to forfeiture.

Spot Equity (Integration) awards
The Spot Equity awards were granted on 1 November 2021. Subject to continued employment, 50% of the shares will vest on the first anniversary of the grant date and 50% of shares will vest on the second anniversary of the grant date.
The total fair value of the Spot awards was estimated at the grant date to be €3 million which will be expensed over the vesting period subject to forfeiture.

The Adevinta Share Purchase Plan (“ASPP”)
Adevinta employees can participate in the Adevinta Share Purchase Plan (ASPP). As a participant of the ASPP, Adevinta employees have the opportunity to purchase Adevinta ASA shares through contributions from their salary (“Purchased Shares”) and receive a Company matching award of free shares in proportion to their Purchased Shares (“Matching Share Award”), subject to the employee remaining an Adevinta employee and not selling the Purchased Shares for a period of two years. The maximum contribution an employee may make each year will be €7,500 or an amount equal to 5% of their gross salary (if lower). For the enrolment in the ASPP until mid-September 2019 the employees’ Matching Share Award comprised two shares for every Purchased Share. Thereafter, the Matching Share Award comprises one share for every Purchased Share.

Shares granted, not vested
The table below includes the development in shares for programmes to be settled in equity that have been granted in Adevinta ASA shares during 2021, 2020 and 2019. It does not include the KCP and the SEP programmes as they were settled in cash according to the value of the outstanding Schibsted shares held by the participants as of the date of modification of these schemes.

Number of Adevinta shares in share-based payment programmes:	2021	2020
Number of shares granted, not-vested at 1 January	2,972,659	2,255,294
Number of shares granted	5,399,402	1,219,763
Number of shares forfeited	(682,579)	(201,182)
Number of shares vested	(431,173)	(283,472)
Number of shares converted into cash	(11,298)	(17,744)
Adjustment of shares granted (*)	(5,474,194)	–
Number of shares not vested at 31 December	1,772,817	2,972,659
Weighted average share price at vesting date for awards vested during the year (NOK per share)	133.3	110.4
Weighted average fair value at grant date for awards granted during the year (NOK per share)	154.6	61.9
(*) Adjustment of shares granted mainly reflects changes in estimated payout from grant date.

In 2021 and 2020, the accounting effects of the share-based payment programmes were as follows:

2021	Personnel cost	Increase in equity	Increase in liabilities
PSP 2019	2	2	0
PSP 2020	1	1	0
PSP 2021	2	2	0
LEP award	19	18	1
Merger award	1	1	0
New joiner award	0	0	0
DAVI award	3	3	0
Spot award	0	0	0
LTI and Transition award	0	0	0
Employee share savings plan	1	1	0
Total	31	27	2

2020	Personnel cost	Increase in equity	Increase in liabilities
PSP 2019	3	3	0
PSP 2020	1	1	0
LTI and Transition award	2	2	0
Employee share savings plan	1	1	0
Total	7	7	0

NOTE 11: OTHER INCOME AND EXPENSES

Principle
Income and expenses of a special nature are presented on a separate line within operating profit (loss). Such items are characterised by being transactions and events not considered to be part of activities in the normal course of business and not being reliable indicators of underlying operations. Other income and expenses include items such as restructuring costs, acquisition-related costs, gains or losses on sale or remeasurement of assets, investments or operations and other expenses. Acquisition-related costs may include both costs related to acquisitions done and transactions that were not completed.

€ million	2021	2020
Gain (loss) on sale and remeasurement of subsidiaries, joint ventures and associates (note 5)	–	7
Other	0	0
Other income or gain	0	7
Gain (loss) on sale and remeasurement of subsidiaries, joint ventures and associates (note 4 and 5)	(37)	–
Restructuring costs	(5)	(2)
IPO-related costs	(2)	(3)
Acquisition-related costs (note 4)	(49)	(32)
Integration-related costs	(47)	(6)
Gain (loss) on sale of intangible assets and property, plant & equipment	(1)	(1)
Other	(0)	(2)
Other expenses or loss	(140)	(47)
Total	(140)	(39)
Acquisition-related costs of €49 million and integration-related costs of €47 million in 2021 (€32 million and €6 million respectively in 2020) mainly relate to the acquisition of eBay Classifieds Group .
Restructuring costs of €5 million in 2021 (€2 million in 2020) consist primarily of costs from restructuring processes in International Markets and Other/Headquarters.

NOTE 12: FINANCIAL ITEMS

Financial income and expenses consist of:
	2021	2020
Interest income	9	1
Gain on sale of equity instruments	3	–
Other financial income	1	4
Total financial income	13	5

Interest expenses	(60)	(10)
Net foreign exchange loss	(2)	(84)
Other financial expenses	(15)	(5)
Total financial expenses	(78)	(99)

Net financial items	(65)	(95)

Interest expenses consist of:
	2021	2020
Interest on Senior Security Notes (note 23)	(30)	(5)
Interest on EUR TLB (note 23)	(15)	–
Interest on USD TLB (note 23)	(7)	–
Interest on lease liabilities (note 31)	(2)	(2)
Interest on put options (note 20 and 24)	(0)	(0)
Interest expense on other borrowings measured at amortised cost	(6)	(3)
Total interest expenses	(60)	(10)

In 2021, €9 million (€1 million in 2020) interest income relates to the loan denominated in Brazilian real granted by Adevinta Finance AS to Bom Negócio Atividades de Internet Ltda in 2020 (note 22) and €3 million gain on sale of equity instruments relates to the sale of the shares in Bipi Mobility, S.L. (note 18).
Interest expenses and other financial expenses in 2021 are mainly related to new financing obtained in connection to the eCG acquisition (note 23). Other financial expenses in 2021 are mainly due to amortisation of the costs directly attributable to the issue of the new financing using the effective interest method.
In 2020, net foreign exchange loss resulted mainly from a €79 million loss with respect to the derivatives entered into in relation to the Grupo Zap acquisition (€67 million) and the expected acquisition of the eBay Classifieds Group (€12 million), the loss of €9 million in relation to loan denominated in euro granted by Adevinta Netherlands NV to Infojobs Brasil Atividades de Internet Ltda and a gain of €6 million in relation to the loan denominated in Brazilian real granted by Adevinta Finance AS to Bom Negócio Atividades de Internet Ltda in 2020 (note 22).

NOTE 13: INCOME TAXES

Principle
Current tax liabilities and assets are measured as the amount that is expected to be paid to or recovered from the tax authorities.
Deferred tax liabilities and assets are computed for all temporary differences between the tax base and the carrying amount of an asset or liability in the consolidated financial statements and the tax base of tax losses carried forward. For deferred tax assets and liabilities, the nominal tax rates expected to apply when the asset is realised or the liability is paid are used.
Deferred tax assets relating to tax deficits and other tax-reducing temporary differences are recognised to the extent that it is probable that they can be applied against future taxable income.
Deferred tax liabilities for temporary differences associated with investments in subsidiaries, associates and joint ventures are recognised when it is probable that the temporary difference will reverse in the foreseeable future. Deferred tax liabilities are not recognised for the initial recognition of goodwill.
Tax expense (tax income) comprises current tax expense (current tax income) and deferred tax expense (deferred tax income). Any amounts recognised as current tax assets or liabilities and deferred tax assets or liabilities are recognised in profit or loss, except to the extent that the tax arises from a transaction or event recognised in other comprehensive income or directly in equity or arises from a business combination.

Estimation uncertainty
Judgement is required to determine the amount of deferred tax assets that can be recognised, based on the likely timing and the level of future taxable profits together with tax planning strategies. For unrecognised deferred tax assets see table below.

Adevinta’s income tax expense comprises the following:

	2021	2020
Current income taxes	65	53
Deferred income taxes	(46)	(23)
Taxes	19	31
Of which recognised in profit or loss from continuing operations	19	31
Of which recognised in other comprehensive income	0	0

Adevinta’s underlying tax rate differs from the nominal tax rates in countries where Adevinta has operations. The relationship between tax expense and accounting profit (loss) before taxes is as follows:

	2021	2020
Profit (loss) before taxes	(35)	(39)
Estimated tax expense based on nominal tax rate in Norway of 22%	(8)	(9)
Tax effect share of profit (loss) of joint ventures and associates	2	(4)
Tax effect impairment loss goodwill	1	9
Tax effect gain (loss) on sale and remeasurement of subsidiaries, joint ventures and associates	8	(1)
Tax effect other permanent differences	15	5
Current period unrecognised deferred tax assets	9	39
Reassessment of previously unrecognised deferred tax assets	–	(18)
Reassessment of previously recognised deferred tax assets including changes in tax rates	(9)	0
Effect of tax rate differentials abroad	2	9
Taxes recognised in profit or loss from continuing operations	19	31
Tax effect of other permanent differences in 2021 mainly include tax effect from non-deductible operating expenses and acquisition related costs and tax-free dividends.
Tax expense for 2021 is positively impacted by €9 million from the reassessment of previously unrecognised deferred tax assets (€18 million in 2020). The recognition is based on obtaining assurance that future tax benefits can now be utilised against taxable profits of tax groups in Spain and France.

Adevinta’s net deferred tax liabilities (assets) are made up as follows:

	2021	2020
Current items	(10)	(6)
Intangible assets	816	79
Other non-current items	(21)	(9)
Unused tax losses	(149)	(137)
Calculated net deferred tax liabilities (assets)	636	(73)
Unrecognised deferred tax assets	108	130
Net deferred tax liabilities (assets) recognised	744	57
Of which deferred tax liabilities	896	58
Of which deferred tax assets	(152)	(2)

Adevinta's unrecognised deferred tax assets relate mainly to foreign operations with tax losses where future taxable profits may not be available before unused tax losses expire, which mainly relate to operations in Mexico, Italy and Norway. The majority of these tax losses can be carried forward for an unlimited period. Approximately 12% of the unused tax losses expire during the first ten years.

The development in the recognised net deferred tax liabilities (assets):

	2021	2020
As at 1 January	57	81
Change included in tax expense from continuing operations	(46)	(23)
Change included in tax expense from discontinued operations	0	–
Change from purchase and sale of subsidiaries	750	(1)
Reclassification to assets held for sale	(14)	–
Disposal through sales of businesses	(4)	–
Translation differences	2	(0)
As at 31 December	744	57
Deferred tax liabilities and assets are offset for liabilities and assets in companies which are included in local tax groups.

NOTE 14: EARNINGS PER SHARE

Principle:
Earnings per share and diluted earnings per share are presented for ordinary shares. Earnings per share is calculated by dividing profit (loss) attributable to owners of the parent by the weighted average number of shares outstanding, excluding treasury shares. Diluted earnings per share is calculated by dividing profit (loss) attributable to owners of the parent by the weighted average number of shares outstanding, adjusted for all dilutive potential shares.
The weighted average number of shares outstanding is adjusted for the effects of any potential dilutive shares as at the reporting date as follows:
•For share-based payment programmes where Adevinta is committed to match shares purchased by employees without performance conditions, by including the expected number of matching shares that would be issuable.
•For other share-based payment programmes, by including the number of shares that would be issuable based on the number of shares granted less the number of shares forfeited.
Adjusted earnings per share is calculated as profit (loss) attributable to owners of the parent adjusted for items reported in the Consolidated income statement as Other income and expenses and Impairment loss, adjusted for taxes and non-controlling interests. The number of shares included in the calculation is the same as the number for earnings per share and diluted earnings per share, as described above.

€ million	2021	2020
Weighted average number of shares outstanding	963,425,437	684,896,644
Effects of dilution	1,707,094	2,807,002
Weighted average number of shares outstanding – diluted	965,132,530	687,703,646
Profit (loss) attributable to owners of the parent	(54)	(72)
Continuing operations	(60)	(72)
Discontinued operations	7	–
Earnings per share (€)	(0.06)	(0.10)
Continuing operations	(0.06)	(0.10)
Discontinued operations	0.01	–
Diluted earnings per share (€)	(0.06)	(0.10)
Continuing operations	(0.06)	(0.10)
Discontinued operations	0.01	–

Calculation of adjusted earnings per share from continuing operations
Profit (loss) attributable to owners of the parent	(54)	(72)
Other income and expenses	140	39
Impairment loss	22	43
Taxes and non-controlling effect of Other income and expenses and Impairment loss	(15)	(1)
Profit (loss) attributable to owners of the parent - adjusted	93	10
Earnings per share from continuing operations – adjusted (€)	0.10	0.01
Diluted earnings per share from continuing operations – adjusted (€)	0.10	0.01

NOTE 15: IMPAIRMENT ASSESSMENTS

Principle
Goodwill and intangible assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired.
Property, plant & equipment and intangible assets that have a finite useful life and right-of-use assets are reviewed for impairment whenever there is an indication that the carrying amount may not be recoverable. Impairment indicators will typically be changes in market developments, competitive situations or technological developments. Climate-related changes and events could also be impairment indicators.
An impairment loss is recognised in the Consolidated income statement if the carrying amount of an asset (cash-generating unit) exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use.
Value in use is assessed by discounting estimated future cash flows. Estimated cash flows are based on management’s expectations and market knowledge for the given period, normally five years. For subsequent periods growth factors that do not exceed the long-term average rate of growth for the relevant market are used. Expected cash flows are discounted using a pre-tax discount rate that takes into account the current market assessment of the time value of money and the risks specific to the assets being tested.
For the purpose of impairment testing, assets, except goodwill, are grouped together into the smallest group of assets that generates independent cash inflows (cash-generating units). Goodwill is allocated to the cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the business combination. Testing for impairment of goodwill is done by comparing the recoverable amount and carrying amount of the groups of cash-generating units to which goodwill is allocated.
Impairment losses recognised in respect of cash-generating units are first allocated to reduce the carrying amount of any goodwill. Any remaining amount is then allocated to reduce the carrying amounts of the other assets in the unit on a pro rata basis. Impairment losses are reversed for all property, plant & equipment and intangible assets if the loss no longer exists with the exception of goodwill where impairment losses are not reversed. The review for possible reversal of the impairment is performed at the end of each reporting period.
Estimation uncertainty
The valuation of intangible assets in connection with business combinations and the testing of intangible assets for impairment will to a large extent be based on estimated future cash flows.
Estimates related to future cash flows and the determination of discount rates to calculate present values are based on management’s expectations on market developments and conditions, the competitive environment, technological development, the ability to realise synergies, interest rate levels and other relevant factors.

The risk of changes in expected cash flows that affect the consolidated financial statements will naturally be higher in markets in an early phase than in established markets. Furthermore, the risk of changes will be significantly higher in periods with an uncertain macroeconomic environment as is the case during Covid pandemic.

Goodwill and trademarks with indefinite expected useful life specified on cash-generating units

		GOODWILL		TRADEMARKS, INDEFINITE
	Operating segment	2021	2020	2021	2020
Online classifieds France	France	1,019	504	98	98
Online classifieds Italy, Austria, Germany and UK	Disposals	–	2	–	23
Online classifieds Spain	European Markets	493	345	19	19
Online classifieds Chile	Disposals	–	12	–	6
Online classifieds Ireland	European Markets	37	37	16	16
Online classifieds Hungary	European Markets	30	24	2	2
Online classifieds Spain, Italy and Mexico	European Markets / International Markets	–	–	129	129
Online classifieds Belarus	European Markets	1	–	–	–
Online classifieds Mexico	International Markets	7	7	0	0
Online classifieds Italy	European Markets	96	5	–	–
Online classifieds Germany (Mobile.de)	Mobile.de	2,336	–	1,707	–
Online classifieds Germany (eBayK)	European Markets	3,641	–	–	–
Online classifieds Belgium	European Markets	49	–	58	–
Online classifieds Netherlands	European Markets	134	–	798	–
Online classifieds Canada	International Markets	576	–	630	–
Total (note 16)		8,420	936	3,457	293

Impairment testing and assessments
Adevinta recognized impairment losses related to goodwill and trademarks with an indefinite useful life of €2 million and €18 million, respectively, in 2021 both related to Shpock (Austria) (note 4) and €42 million in 2020 related to Yapo (Chile).
The carrying amounts of goodwill and other intangible assets with indefinite useful lives are disclosed above. Recoverable amounts of cash-generating units, except for Online Classified Mexico, are estimated based on value in use. Discount rates applied take into consideration the risk-free interest rate and risk premium for the relevant country as well as any business specific risks not reflected in estimated cash flows. Expected sustained growth reflects expected growth for the relevant market.
In estimating cash flows used in calculating value in use, consideration is given to the competitive situation, current developments in revenues and margins, trends and macroeconomic expectations for the relevant operations or markets.

The duration and extent of the pandemic and related financial, social and public health impacts of the Covid pandemic remain uncertain. Management has based its current estimates of future cash flows taking into account that the businesses have recovered from Covid in 2021 and the discount rates are based on expected volatility, risk premiums and interest rates at levels indicative of the current environment. Management continues monitoring Covid developments.
The Group constantly monitors the latest government legislation in relation to climate-related matters. At the current time, no legislation has been passed that will impact the Group. The Group will adjust the key assumptions used in value in use calculations and sensitivity to changes in assumptions should a change be required.
Pre-tax discount rates are determined by country and are in the range between 7.5% and 18.3%. Sustained growth is determined by cash-generating units and are in the range between 1.2% and 5.2%. Based on current estimates, no impairment loss has been recognised in 2021.
The recoverable amount of Online Classified Mexico is determined based on fair value less costs of disposal (FVLCD) using Revenue multiples approach. The valuation is considered to be level 3 in the fair value hierarchy due to unobservable inputs used in the valuation. No impairment was identified. The key assumptions used were based on the Group’s experience with disposal of similar assets as follows:

Unobservable inputs	Value assigned to key assumptions
Revenue multiples	2.43
Cost of disposal	€1 million

NOTE 16: INTANGIBLE ASSETS

Principle
Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is not amortised but it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired (note 15), and is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.
Intangible assets are measured at cost less accumulated amortisation and accumulated impairment losses. Amortisation of intangible assets with a finite useful life is allocated on a systematic basis over their useful life. Intangible assets with an indefinite useful life are not amortised.
Costs of developing software and other intangible assets are expensed until all recognition criteria are met, including the following:
•it can be demonstrated that the asset will generate probable future economic benefits; and
•the cost of the asset can be measured reliably.
The cost of an internally generated intangible asset is the sum of expenditures incurred from the time all requirements for recognition as an asset are met and until the time the asset is capable of operating in the manner intended by management.
Development costs previously recognised as an expense are not recognised as an asset in a subsequent period.
Subsequent expenditures incurred in the operating stage to enhance an intangible asset are expensed as incurred unless the asset recognition criteria, including the ability to demonstrate increased probable economic benefits, are met. Assets maintenance costs are expensed as incurred.
Intangible assets with a finite expected useful life are amortised on a straight-line basis from the point at which the asset is ready for use over the expected useful life. The amortisation period of software and licenses is normally 3 years, for trademarks 3 years, for customer relationships 9 to 11 years, and for other intangible assets it is between 1.5 and 10 years.

Estimation uncertainty
The amortisation method, expected useful lives and residual values used in the calculation of amortisation are based on estimates and are reassessed annually.

Adevinta has significant activities related to developing new technology to deliver digital classified and advertising products for our customers and users. Judgment is required to determine whether the asset recognition criteria are met.

	Goodwill	Trademarks, indefinite	Trademarks, definite	Software and licenses	Customer relations	Total
Development in net carrying amount in 2021
As at 1 January	936	293	2	84	7	1,322
Additions	–	11	–	56	–	67
Acquired through business combinations	7,532	3,205	150	276	497	11,660
Disposals	–	–	(0)	(1)	–	(1)
Disposal through sales of businesses	(12)	(10)	(0)	(5)	–	(27)
Reclassification to assets held for sale	(35)	(31)	–	(18)	(7)	(90)
Amortisation	–	–	(25)	(76)	(25)	(126)
Impairment losses	(2)(1)	(19)(1)	–	(2)	–	(22)
Translation differences	0	8	0	1	1	9
As at 31 December	8,420	3,457	127	313	474	12,790
Of which accumulated cost	8,620	3,457	161	555	529	13,321
Of which accumulated amortisation and impairment loss	(200)	–	(34)	(242)	(55)	(531)

	Goodwill	Trademarks, indefinite	Trademarks, definite	Software and licenses	Customer relations	Total
Development in net carrying amount in 2020
As at 1 January	1,006	296	2	80	12	1,395
Additions	1	–	0	37	–	39
Acquired through business combinations	1	–	–	0	–	1
Disposals	–	–	–	(1)	–	(1)
Disposal through sales of businesses	(22)	(3)	–	(1)	–	(26)
Amortisation	–	–	(0)	(31)	(4)	(36)
Impairment losses	(42)(1)	–	–	(0)	–	(43)
Translation differences	(7)	(0)	–	(0)	(0)	(8)
As at 31 December	936	293	2	84	7	1,322
Of which accumulated cost	1,220	293	11	249	38	1,811
Of which accumulated amortisation and impairment loss	(284)	–	(9)	(165)	(30)	(489)
(1) See note 15.
Additions in software and licenses mainly consist of internally developed intangible assets.

NOTE 17: PROPERTY, PLANT & EQUIPMENT

Principle
Property, plant & equipment are measured at cost less accumulated depreciation and accumulated impairment losses.
The depreciable amount (cost less residual value) of property, plant & equipment is allocated on a systematic basis over its useful life.
Costs of repairs and maintenance are expensed as incurred. Costs of replacements and improvements are recognised as assets if they meet the recognition criteria.
The carrying amount of an item of property, plant & equipment is derecognised on disposal or when no economic benefits are expected from its use or sale. Gain or loss arising from derecognition is included in profit or loss when the item is derecognised.
Property, plant & equipment are depreciated on a straight-line basis over their estimated useful life. Depreciation schedules reflect the assets' residual value. Buildings (25-50 years), Plant and machinery (5-20 years), Equipment, furniture and similar assets (3-10 years).
Estimation uncertainty
The depreciation method, expected useful life and residual values included in the calculation of depreciation are based on estimates and are reassessed annually.

Development in net carrying amount in 2021	Equipment, furniture and similar assets	Total
As at 1 January	20	20
Additions	10	10
Disposals	(0)	(0)
Reclassification to assets held for sale	(1)	(1)
Depreciation	(13)	(13)
Translation differences	(0)	(0)
Acquisitions through business combinations	19	19
Disposals through sales of businesses	(0)	(0)
As at 31 December	35	35
Of which accumulated cost	176	176
Of which accumulated depreciation and impairment loss	(141)	(141)

Development in net carrying amount in 2020	Equipment, furniture and similar assets	Total
As at 1 January	25	25
Additions	5	5
Disposals	(0)	(0)
Depreciation	(8)	(8)
Impairment loss	(1)	(1)
Translation differences	(0)	(0)
Disposals through sales of businesses	(1)	(1)
As at 31 December	20	20
Of which accumulated cost	61	61
Of which accumulated depreciation and impairment loss	(41)	(41)

Additions of €10 million in 2021 and €5 million in 2020 mainly comprise improvements and new equipment for the offices in France, Spain, Germany and Netherlands.

NOTE 18: OTHER NON-CURRENT AND CURRENT ASSETS

	Non-Current		Current
	2021	2020	2021	2020
Investments in equity and debt instruments	31	16	–	–
Trade receivables, net (note 19)	–	–	143	85
Prepaid expenses and deposits given	6	5	22	36
Loans issued	160	150	0	–
Funds locked in escrow	–	–	–	1,060
Other receivables	26	13	25	19
Total	223	183	191	1,200

The funds of €1,060 million locked in an escrow account were related to the Senior Secured Notes issued in 2020 by Adevinta ASA (note 22 and 23) and these funds were released from escrow immediately prior to completion of the acquisition of eCG in June 2021.
In October 2020, Adevinta Finance AS issued a loan to OLX Brazil joint venture amounting to BRL949 million (€160 million at 31 December 2021 and €150 million at 31 December 2020) to finance the acquisition of Grupo Zap (note 4 and 29). The loan bears an interest of SELIC + 2% subject to 18 months grace period and has a tenor of 15 years.

NOTE 19: TRADE RECEIVABLES

	2021	2020
Trade receivables	170	97
Less provision for impairment of trade receivables	(26)	(13)
Trade receivables, net	143	85

The breakdown of trade receivables by due date is as follows:

	2021	2020
Not due	116	68
Past due 0-45 days	26	16
Past due 46-90 days	6	4
Past due more than 90 days	21	9
Total	170	97

NOTE 20: FINANCIAL LIABILITIES RELATED TO BUSINESS COMBINATIONS AND INCREASES IN OWNERSHIP INTERESTS

Principle
Contingent consideration classified as financial liability and deferred considerations in business combinations and put options related to non-controlling interests over shares in subsidiaries are measured at the present value of future consideration to be paid. If the agreement with non-controlling interests implies that Adevinta may be required to acquire the shares and settle the liability within a period of twelve months from the reporting date, the liability is classified as current. Other liabilities related to put options are classified as non-current. The requirement to settle the liability is contingent on the non-controlling interests actually exercising their put options. For agreements where the option can be exercised over a defined period, the actual settlement may therefore occur in later periods than presented in the maturity profile below. See note 24 for principles related to financial instruments.
Estimation uncertainty
The liabilities are measured at fair value based on the best estimate of future considerations. The estimates take into account the principles for determination of the consideration in the existing agreements. Further the estimates take into account, when relevant, management's expectations regarding future economic development similar to that used in determining recoverable amount in impairment tests.

	Non-controlling interests' put options		Contingent considerations		Deferred considerations
	2021	2020	2021	2020	2021	2020
Development in net carrying amount
As at 1 January	2	2	2	4	0	7
Additions	–	–	3	1	–	0
Settlement (note 4)	(1)	–	(2)	–	(0)	(7)
Change in fair value recognised in equity	–	–	–	–	–	–
Interest expenses	0	0	–	0	–	–
Change in fair value recognised in profit or loss	(0)	–	–	(3)	–	–
As at 31 December	2	2	3	2	–	0
Of which non-current (note 21)	2	2	3	0	–	–
Of which current (note 21)	–	–	–	1	–	0

Maturity profile of the financial liabilities
Maturity within 1 year	–	–	–	1	–	0
Maturity between 1 and 2 years	2	2	3	0	–	–

The contingent consideration recognised as at 31 December 2021 amounting to €3 million is related to the acquisition of Pixie Pixel, S.L. in 2021 (note 4). The contingent consideration recognised as at 31 December 2020 amounting to €2 million was related to the acquisition of Locasun SARL in 2019 amounting to €1 million and the acquisition of Pilgo SAS in 2020 amounting to €0 million, which have been settled in 2021 (note 4).

As at 31 December 2021, the non-controlling interest’s put options amount to €2 million and are related to Infobras Spain S.L. In 2021, LBC France, SASU paid €1 million when the previous owners of PayCar SAS exercised the option to sell their minority stake as agreed as part of the purchase agreement. The participation in PayCar SAS has increased from 68.8% in 2020 to 100.0% in 2021 (note 4). As at 31 December 2020, the non-controlling interest’s put options amounted to €2 million and were related to Infobras Spain S.L. and Paycar SAS.

NOTE 21: OTHER NON-CURRENT AND CURRENT LIABILITIES

Principle
Provisions are recognised when Adevinta has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognised for future operating losses. The provision is calculated based on the best estimate of future cash outflows. If the effect is material, future cash outflows will be discounted using a current pre-tax interest rate that reflects the risks specific to the provision. The increase in the provision due to the passage of time is recognised as an interest expense.
A provision for restructuring costs is recognised when a constructive obligation arises. Such an obligation is assumed to have arisen when the restructuring plan is approved and the implementation of the plan has begun or its main features are announced to those affected by it.
Contingent liabilities are possible obligations arising from past events whose existence depends on the occurrence of uncertain future events or a present obligation arising from past events for which it is not probable that an economic outflow will be required to settle the obligation or where the amount of the obligation cannot be measured reliably. Adevinta classifies contingent liabilities as those events where it is less likely than not that an outflow of resources will be required from the Group. Contingent liabilities are not recognised in the consolidated financial statements, except for those arising from business combinations. Contingent liabilities are disclosed, unless the probability that an economic outflow will be required to settle the obligation is remote.
Contingent assets are possible assets that arise from past events and whose existence will be confirmed only by the occurrence of uncertain future events. Contingent assets are not recognised in the consolidated financial statements. They are disclosed only where an inflow of economic benefits is probable.
Liabilities due to be settled within twelve months after the reporting period are classified as current liabilities. Other liabilities are classified as non-current.
Estimation uncertainty
The nature of a provision leads to some degree of uncertainty. A provision is made and calculated based on assumptions at the time the provision is made and will be routinely updated when new information is available. Provisions are constantly monitored and adjusted to reflect the current best estimate.
Management applies judgment when assessing contingent liabilities, by considering the likelihood of occurrence of future events that are uncertain, and the valuation of any potential future obligation derived from them. Contingent liabilities require a continued assessment to determine whether circumstances have changed, especially whether an outflow of resources has become probable.
Defined benefit plans obligations are calculated based on a set of selected financial and actuarial assumptions. Changes in parameters such as discount rates, mortality rates, future salary adjustments, etc. could have substantial impacts on the estimated pension liability.

The table below shows other non-current and current liabilities as of year-end:

	Non-current		Current
	2021	2020	2021	2020
Financial liabilities related to non-controlling interests' put options (note 20)	2	2	–	–
Contingent considerations related to business combinations (note 20)	3	0	–	1
Trade payables	–	–	55	21
Public duties payable	–	–	54	33
Accrued salaries and other employment benefits	1	0	56	30
Accrued expenses	–	–	81	50
Provision for restructuring costs	–	–	1	0
Pension liabilities (note 21.1.2)	9	7	–	–
Financial derivatives (note 25)	–	–	–	156
Other liabilities	3	3	27	15
Total	18	13	275	305

21.1 Pension plans
Adevinta has both defined contribution plans and defined benefit plans.

21.1.1 Defined contribution pension plans
In the defined contribution plans, the company pays an agreed annual contribution to the employee’s pension plan, but any risk related to the future pension is borne by the employee. For these plans, the pension cost will be equal to the contribution paid to the employees' pension plan. Once the contributions have been paid, there are no further payment obligations attached to the defined contribution pension, hence no liability is recognised in the Consolidated statement of financial position.
Line item “Personnel expenses” in the Consolidated income statement includes an expense of €2 million in 2021 (€0 million in 2020) related to defined contribution pension plans or multi-employer pension plans accounted for as defined contribution plans.

21.1.2 Defined benefit pension plans and other defined obligations
In a defined benefit plan the company is responsible for paying an agreed pension to the employee, and the risk related to the future pension is hence borne by Adevinta.
In a defined benefit plan, the net liability recognised is the present value of the benefit obligation at the reporting date, less fair value of plan assets. The present value of defined benefit obligations, current service cost and past service cost is determined using the projected unit credit method and actuarial assumptions regarding demographic variables and financial variables. Net pension expense includes service cost and net interest on the net defined benefit liability recognised in profit or loss and remeasurements of the net defined benefit liability recognised in other comprehensive income.
Past service cost is the change in the present value of the defined benefit obligation resulting from a plan amendment or curtailment. Past service cost is recognised at the earlier date of when the plan amendment or curtailment occurs and when related restructuring costs or termination benefits are recognised.
The defined benefit pension obligations relate to companies in France and Norway. In addition, there are other defined benefit obligations from companies in Italy. The net pension expense related to defined benefit pension plans and other defined benefit obligations is as follows:

	2021	2020
Net expense defined benefit obligations	2	2
Of which recognised in Profit or loss - Personnel expenses	2	2
Of which recognised in Profit or loss - Financial expenses	0	0
Of which recognised in Other Comprehensive Income - remeasurements of defined benefit pension liabilities	(0)	0
Changes in defined benefit obligations:

	2021	2020
Liability as of 1 January	7	4
Reclassified from accrued salaries and other employment benefits and other liabilities	–	2
Disposed through sales of businesses	(0)	–
Current and past service cost	2	2
Settlements	(0)	(0)
Interest expenses	0	0
Remeasurements	(0)	0
Liability as of 31 December	9	7

21.2 Contingent liabilities: Digital services tax in France
Digital services tax in France
The French digital services tax legislation (DST) was enacted in July 2019 and applicable retroactively from 1 January 2019.
The main features of the DST bill are a single rate of 3% to be levied on gross revenue derived from two types of activities if deemed to be made or supplied in France:
•The supply, by electronic means, of a digital interface that allows users to contact and interact with other users, in particular in view of delivering goods or services directly between those users.
•Services provided to advertisers or their agents enabling them to purchase advertising space located on a digital interface accessible by electronic means in order to display targeted advertisements to users located in France, based on data provided by such users.
Taxpayers of DST are defined as companies (wherever their location) for which the annual revenue received in consideration for taxable services cumulatively exceeds both of the following thresholds in the previous tax year:
•€750 million of worldwide revenue; and,

•€25 million of revenue generated in France.
The DST applies to digital services revenue for 2019, 2020 and 2021. If applicable to Adevinta, the DST will negatively impact Adevinta Group’s EBITDA. The DST amount payable is deductible for corporate income tax purposes.
Due to the complexity of the law the assessment of whether DST is applicable to Adevinta Group is surrounded by a high degree of uncertainty. However, management currently assesses that it is less likely than not that French DST is applicable to Adevinta Group and hence no provision has been recognized for DST as at 31 December 2021.
The main uncertainties relate to whether the services which Schibsted Group (for 2018 and 2019) and Adevinta Group (for 2020) provided to its users in France and other countries are to be considered within the scope of DST. The current interpretation points to the non-inclusion of some of the said services which means the applicable worldwide revenues within the scope of DST should be below €750 million.
Should the interactions with the French Tax Authorities and other actions conclude differently, the DST amounts applicable to Adevinta are not expected to exceed €29 million in total for 2019, 2020 and 2021. Management will continue to work with the French Tax Authorities to obtain further clarification on this matter.

Digital services tax in Spain
The DST in Spain levies a 3% tax over certain digital services and is effective from January 2021 for groups with worldwide revenue above €750 million and Spanish revenues applicable to DST above €3 million, with the first payment made in 2021.
The assessment of the extent that Spanish DST is applicable to Adevinta Group is surrounded by a high degree of uncertainty. The main uncertainties relate to whether the services which Adevinta Group provided to its users in Spain are to be considered within the scope of DST. The current interpretation points to the non‑inclusion of some of the said services and hence the provision for DST in Spain recognized as at 31 December 2021 has been based on such interpretation. Should the interactions with the Spanish Tax Authorities and other actions conclude differently, the additional DST amounts applicable to Adevinta are not expected to exceed €5 million in total for 2021.

NOTE 22: FINANCIAL RISK MANAGEMENT

CAPITAL MANAGEMENT AND FUNDING
Adevinta’s financial risk management is predominantly controlled by a central treasury department (Group treasury) under policies approved by the board of directors. Adevinta's approach to risk management includes identifying, evaluating and managing risk in all activities using a top-down approach.
Adevinta's strategy and vision imply a high rate of change and development of Adevinta's operations. Where all relevant criteria are met, hedge accounting is applied to remove the accounting mismatch between the hedging instrument and the hedged item. This will effectively result in recognising interest expense at a fixed interest rate for the hedged floating rate loans and at a fixed foreign currency rate for the hedged foreign currency loans, purchase consideration at the fixed foreign currency rate for the hedged forecasted business combinations (note 25) and highly probable purchase of services.
Adevinta's capital structure must be sufficiently robust in order to maintain the desired investment level and to pursue growth opportunities based on strict capital allocation criteria. The financial policy in this respect shall be to keep a minimum amount of liquidity of 10% of LTM (last 12 months) revenues.

	31 December 2021	31 December 2020
Non-current interest-bearing borrowings	2,312	1,266
Non-current lease liabilities	73	82
Current interest-bearing borrowings	152	295
Current lease liabilities	19	18
Proceeds from the borrowings placed in the escrow account	–	(1,060)
Cash and cash equivalents	(231)	(131)
Net interest-bearing debt	2,324	470
Equity	10,385	1,222
Net gearing (net interest-bearing debt/equity)	0.2	0.4

In February 2020, Adevinta refinanced its existing €300 million bank facility with €600 million multicurrency term loan and revolving credit facilities. The lenders consisted of Nordic and international banks. The facility was multicurrency based on IBOR rates floor at 0% with the addition of a margin of between 0.8% and 2.1%. The facilities included an accordion increase option, which provided flexibility for the parties to agree an additional €120 million during the term of the facilities. The revolving credit facility had a tenor of five years with two one-year extension options, whilst the term loan component had a tenor of three years. Adevinta paid a commitment fee to maintain the facility’s availability. During the fourth quarter of 2020 the revolving facility was drawn down in order to finance the acquisition of Grupo Zap, amounting to €65 million at 31 December 2020. The term loan was drawn in NOK and converted into €200 million through a cross-currency swap and variable interest rate was swapped to fixed interest rate. These proceeds were used to cancel the old facility. As a result of the depreciation of the NOK/EUR since the loan was obtained, the non-current interest-bearing debt increased by €5 million. This effect was offset by an increase in other non-current assets of €5 million related to the fair value change of the interest and currency swap derivative entered into in relation to the loan.

In April 2020, Adevinta entered into a €150 million short-term bridge loan facility with BNP Paribas Fortis SA/NV and a €75 million short-term bridge term loan facility with J.P. Morgan Securities plc, to finance part of the purchase price for the acquisition of Grupo Zap (note 4) and for general corporate purposes. The bridge term loan facilities matured in January 2021, with two three-month extension options. The first of these extension options was exercised in December 2020. Borrowings under these facilities bore interest at a rate equal to the aggregate of EURIBOR plus an applicable margin, which ranged from 0.8% to 2.4% depending on the time period that has elapsed since the date of this facility agreement. On 31 December 2020, these facilities were drawn in full.
In November 2020, Adevinta issued Senior Secured Notes (the “notes”) amounting to €1,060 million. The notes consist of two tranches: €660 million aggregate principal amount of notes due in 2025, bearing interest at a rate of 2.625% per annum and €400 million aggregate principal amount of notes due in 2027, bearing interest at a rate of 3.000% per annum. The notes were issued pursuant to an indenture between, among others, Adevinta and Citibank N.A., London Branch, as trustee and security agent.
Concurrently with the consummation of the offering of the notes, Adevinta entered into a new senior secured Term Loan B facility consisting of a €900 million EUR-denominated tranche (the “EUR TLB”) and a $506 million US-dollar-denominated tranche (the “USD TLB” and, together with the EUR TLB, the “Term Loan B”). The EUR TLB bears interest at a rate per annum equal to EURIBOR (subject to a floor of zero) plus 3.250%, subject to a leveraged based margin ratchet. The USD TLB bears interest at a rate per annum equal to LIBOR (subject to a 0.75% floor) plus 3.000%, subject to a leveraged based margin ratchet. Adevinta entered in 2020 into a deal contingent forward starting 3 year cross-currency interest rate swap, effectively converting the $506 million USD TLB into €427 million with an all-in fixed rate of 3.169%.
In November 2020, Adevinta also secured a new €450 million multicurrency revolving credit facility to replace the existing revolving credit facility immediately prior to completion of the acquisition of eBay Classifieds Group.
As at 31 December 2020 the gross proceeds from the issuance of Senior Secured Notes were placed into a segregated escrow account pledged in favor of the holders of the notes.
In June 2021, immediately prior to completion of the acquisition of eBay Classifieds Group, the gross proceeds of the Notes were released from escrow, the Term Loan B of $506 million (€422 million) and €900 million was funded and Adevinta accessed into the new €450 multicurrency revolving facility that was drawn by €150 million. The new financing was registered net of their origination fees, which amounted to €(106) million. The proceeds from the Term Loan B, the multicurrency credit facility and the Notes were used to, among other things, fund a portion of the cash consideration for the acquisition of eBay Classifieds Group and repay existing debt, mainly settling the existing term loan of NOK 2,150 million (€210 million) and the existing revolving credit facility (€290 million) with Nordic and international banks.

The Term Loan B and the Senior Secured Notes are guaranteed by certain subsidiaries of Adevinta and eBay Classifieds Group and secured by shares of the guarantors as well as certain material bank accounts and the intercompany receivables of Adevinta.
In addition, Adevinta’s new financing contains certain financial covenants.
The new €450 multicurrency revolving facility requires a maintenance covenant to be tested if the Group uses at least 40% of the revolving credit facility commitment, ensuring the Senior Secured Net Leverage Ratio does not exceed 7.12:1. The Senior Secured Net Leverage Ratio is calculated as the sum of the Senior Secured Debt minus Cash and Cash equivalents divided by consolidated gross operating profit (EBITDA) on a pro forma basis. Consolidated EBITDA considers the last 12 months' consolidated EBITDA on a pro forma basis, adjusted by synergies, IFRS 2 changes and other adjustments.
Additionally, new financing include incurrence covenants that need to be tested in particular scenarios, such as incurring new debt, selling assets or restricted payments among others scenarios.
In order to incur in new debt the Group must have a Fixed Charge Coverage Ratio of at least 2:1 and Consolidated Senior Secured Net Leverage Ratio no greater than 4.25:1 on a pro forma basis, including the effect of the new debt incurrence. Notwithstanding, the Senior Facility Agreement carves out credit baskets that could mean the incurrence of debt capped at different limits depending on the credit product.
The Senior Facility Agreement allows unlimited distributions if the Consolidated Leverage Ratio is below 4.25:1 calculated on a pro forma basis. If this ratio is not met, the agreement contemplates different limits per type of restricted payment. If the available capacity under the specific restricted payment is completed, then the Group can use the general basket limit set at the greater of €300 million and 50% of consolidated EBITDA. Examples of restricted payments under the facilities include annual dividends, share repurchase programs and general investments.
Additionally, there are some limitations regarding sales of assets with purchase price above the greater of €150 million and 20% of consolidated EBITDA, except in the case of a permitted asset swap. The agreement requires that at least 75% of the transferred consideration should be in cash, cash equivalents, the assumption by the purchaser of the Group's debt, replacement assets, any designated non-cash consideration provided that the aggregate fair market value of such does not exceed the greater of €175 million and 25% of consolidated EBITDA or a combination of the above.
Adevinta’s €400 million multicurrency revolving credit facility, entered into February 2020 and in force until June 2021, contained financial covenants regarding the ratio of net interest-bearing debt (NIBD) to EBITDA. The ratio should normally not exceed 3.0x, but could be reported at higher levels up to four quarters during the loan period, as long as the ratio stayed below 4.0x.

FINANCIAL RISKS
Adevinta is exposed to financial risks, such as currency risk, interest-rate risk, credit risk and liquidity risk. Adevinta's exposure to financial risks is managed in accordance with the financial policy.

CURRENCY RISK
Adevinta has € as its presentation currency, but through its operations in other currencies is also exposed to fluctuations in exchange rates. Adevinta has currency risks linked to both balance sheet monetary items and net investments in foreign operations. The biggest exposures for Adevinta are fluctuations in US dollar (US$) and Brazilian real (BRL).
The main exposures from financial instruments at the end of 2021 reporting period, expressed in € million were as follows:

	31 December 2021
	BRL	USD
Term loan (USD)	–	(445)
Loan issued (BRL) (note 18 and 29)	150	–
Cross-currency swap EUR/USD (cash flow derivative)	–	445
Foreign currency forwards in relation to highly probable purchase of services (cash flow hedges)	–	13

The main exposures from financial instruments at the end of 2020 reporting period, expressed in € million were as follows:

	31 December 2020
	BRL	NOK	USD
Term loan (NOK)	–	(205)	–
Loan issued (BRL) (note 18 and 29)	150	–	–
Cross-currency swap EUR/NOK (cash flow hedge)	–	205	–
Cross-currency swap EUR/USD (cash flow derivative)	–	–	(412)
Foreign currency forwards (cash flow hedges)	–	–	2,037

At 31 December 2020, Term Loan B facilities were not drawn down yet, hence the US-dollar-denominated tranche was not included in the analysis above. The $2.5 bn cash consideration for the expected eBay Classifieds Group acquisition was not included in the table either. As a result, in respect of US dollar exposure the above table presents derivative instruments only and did not include the hedged items.
In 2021, the aggregate net foreign exchange loss recognised in profit or loss amounted to €2 million (loss of €84 million in 2020).
Instruments used by the Group
Foreign exchange risk arises from future commercial transactions and recognised assets and liabilities denominated in a currency that is not the functional currency of the relevant Group entity. The risk is measured through a forecast of highly probable US dollar and Brazilian real expenditures. The risk is hedged with the objective of minimising the volatility of cost in € of highly probable forecasted expenditures.

Effects of hedge accounting on the financial position and performance
The effects of the foreign currency-related hedging instruments on the Group’s financial position and performance are as follows in 2021:

2021
Foreign currency forwards:
Carrying amount (current asset)	1
Notional amount	13
Maturity date	2022
Hedge ratio*	1:1
Change in discounted spot value of outstanding hedging instruments since inception of the hedge	1
Change in value of hedged item used to determine hedge ineffectiveness	1
Weighted average hedged rate for outstanding hedging instruments	1.19 USD: 1 EUR
* The foreign currency forwards are denominated in the same currency as the highly probable expenditures (US$), therefore the hedge ratio is 1:1.

The effects of the foreign currency-related hedging instruments on the Group’s financial position and performance were as follows in 2020:

2020
Foreign currency forwards:
Carrying amount (current liability)	151
Notional amount	2,037
Maturity date	2021
Hedge ratio*	1:1
Change in discounted spot value of outstanding hedging instruments since inception of the hedge	144
Change in value of hedged item used to determine hedge ineffectiveness	144
Weighted average hedged rate for outstanding hedging instruments	1.14 USD: 1 EUR
* The foreign currency forwards and options are denominated in the same currency as the highly probable future business combination (US$), therefore the hedge ratio is 1:1.

Sensitivity

	Impact on post-tax profit		Impact on other components of equity
	2021	2020	2021	2020
	€ million	€ million	€ million	€ million
USD / EUR exchange rate – increase 10%	1	–	–	163
USD / EUR exchange rate – decrease 10%	(1)	–	–	(163)
BRL / EUR exchange rate – increase 10%	15	15	–	–
BRL / EUR exchange rate – decrease 10%	(15)	(15)	–	–

The sensitivity of profit or loss to changes in the exchange rates arises mainly from the Brazilian real denominated financial instruments and the impact on other components of equity arises from foreign forward exchange contracts designated as cash flow hedges.
The above US dollar sensitivity for 2020 is not representative as the exposure does not include the hedged or underlying items as future cash flows are not included in the Consolidated statement of financial position.
Other comprehensive income became sensitive to movements in euro/US dollar exchange rates in 2020 because of the US dollar forwards entered to hedge the USD2.5 bn cash consideration for the forecasted acquisition of eBay Classifieds Group.
The Group’s exposure to other foreign exchange movements is not material.

INTEREST RATE RISK
Adevinta's main interest rate risk arises from long-term interest-bearing liabilities and assets with variable rates, which expose the Group to cash flow interest rate risk. Generally, the Group enters into long-term borrowings at floating rates and swaps them into fixed rates that are lower than those available if the Group borrowed at fixed rates directly. During 2021 and 2020, the Group’s borrowings at variable rates were mainly denominated in euros, US Dollar and Norwegian Kroner.
The Group’s borrowings and receivables are carried at amortised cost.
The exposure of the Group’s borrowings to interest rate changes of the borrowings at the end of each reporting period previous to hedging are as follows:

	2021	2020
Variable rate borrowings	1,424	493
Total borrowings	2,464	1,561
Variable borrowings as % of total borrowings	58%	32%
An analysis by maturities is provided further in this note. The percentage of total loans shows the proportion of loans that are currently at variable rates in relation to the total amount of borrowings.
At 31 December 2020, Term Loan B facilities that bear a variable interest rate were not drawn down and hence were not included in the analysis above.

To manage the interest rate exposure arising from the US dollar tranche of Term Loan B, Adevinta entered into a deal-contingent cross-currency and interest swap. Hedge accounting was not applied to this swap until the facility was drawn down in June 2021.
The exposure of the Group’s assets to interest rate changes of the loans issued at the end of each reporting period are as follows:

	2021	2020
Loan issued at variable rates (note 29)	160	150
Total loans issued	161	150
Loan issued at variable rates as % of total loans issued	100%	100%

Instruments used by the Group
Interest rate swaps currently in place in 2021 cover approximately 29% (41% in 2020) of the variable interest loan principal outstanding. The fixed interest rates of the swap is 3.169% (30/360) (range between 0.42% and 0.46% in 2020) and the variable rates of the loans are USD libor floored at 75 bps plus a margin subject to a leverage ratchet in the range between 2.75% and 3% (0.8% and 1.9% above the 90 day IBOR rates in 2020).
The interest swap contracts require settlement of net interest receivable or payable every 90 days plus the 0.25% quarterly notional amortization. The settlement dates coincide with the dates on which interest and notional amortization are payable on the underlying debt.

Effects of hedge accounting on the financial position and performance
The effects of the cross-currency interest rate swaps on the Group’s financial position and performance are as follows:

	2021	2020
Cross-currency interest rate swaps:
Carrying amount (non-current asset)	17	5
Notional amount	445	205
Maturity date	2024	2023
Hedge ratio	1.09:1	1:1
Change in fair value of outstanding hedging instruments since 1 January	22	5
Weighted average hedged rate for the year	3.2%	0.4%

Sensitivity
Profit or loss is sensitive to higher/lower interest income from cash and cash equivalents as a result of changes in interest rates, for loans with floating rates where cash flows are not hedged.

	Impact on post-tax profit
	2021	2020
Interest rate – increase by 100 basis points	(4)	(1)
Interest rate – decrease by 100 basis points (*)	–	–

* Floor at 0% Euribor facilities.
An increase of 1 percentage point in the floating interest rate would mean a change in Adevinta’s net interest expenses of approximately €4 million for 2021, remaining unchanged the principal amount of loans with floating rates (€1 million for 2020).

CREDIT RISK
Credit risk arises from cash and cash equivalents, contractual cash flows of debt investments carried at amortised cost, at fair value through other comprehensive income (“FVOCI”) and at fair value through profit or loss (“FVPL”), favourable derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures to wholesale and retail customers, including outstanding receivables.
Trade receivables are distributed over new and regular customers. Trade receivables consist of receivables from advertisements and other sales. Credit risk will vary among countries in which Adevinta operates. In total the credit risk is considered as low. Net carrying amount of Adevinta's financial assets, except for equity instruments, represents maximum credit exposure. The exposure as at 31 December 2021 and 2020 is disclosed in note 24. Exposure related to Adevinta's trade receivables is disclosed in note 19.

LIQUIDITY RISK
Liquidity risk is the risk that Adevinta is not able to meet its payment obligations. Adevinta has strong cash flow from operating activities and the liquidity risk is considered limited as liquidity is kept well above 10% of LTM (last 12 months) revenues. As of 31 December 2021, Adevinta had a liquidity reserve of €531 million, corresponding to 47% of revenues, and net interest-bearing debt was €2,324 million. As of 31 December 2020, Adevinta had a liquidity reserve of €466 million, corresponding to 69% of revenues, and net interest-bearing debt was €470 million.
Prudent liquidity risk management implies maintaining sufficient cash and marketable securities and the availability of funding through an adequate amount of committed credit facilities to meet obligations when due and to close out market positions. Due to the dynamic nature of the underlying businesses, Group treasury maintains flexibility in funding by maintaining availability under committed credit lines.
Management monitors rolling forecasts of the Group’s liquidity reserve (comprising the undrawn borrowing facilities) and cash and cash equivalents on the basis of expected cash flows. This is generally carried out at local level in the operating companies of the Group, in accordance with practice and limits set by the Group. These limits vary by location to take into account the liquidity of the market in which the entity operates. In addition, the Group’s liquidity management policy involves projecting cash flows in major currencies and considering the level of liquid assets necessary to meet these, monitoring liquidity ratios against internal and external regulatory requirements and maintaining debt financing plans.
Financing arrangements
At 31 December 2021, Adevinta had €300 million undrawn of the floating rate revolving credit facility (€335 million at 31 December 2020). Subject to the continuance of financial conditions, this facility may be drawn at any time in multiple currencies and has an average maturity of 4 years.

Maturities of financial liabilities
The tables below analyses the Group’s financial liabilities into relevant maturity groupings based on their contractual maturities for all non-derivative financial liabilities and net and gross settled derivative financial instruments for which the contractual maturities are essential for an understanding of the timing of the cash flows.
The amounts disclosed in the tables are the contractual undiscounted cash flows. For interest rate swaps, the cash flows have been estimated using the last interest rate applicable at the end of the reporting period.

Contractual maturities of financial liabilities At 31 December 2021	Less than 3 months	3-12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total contractual cash flows	Carrying amount (assets) / liabilities
Non-derivatives
Trade payables	55	–	–	–	–	–	55
Borrowings	162	65	77	860	2,092	3,106	2,464
Lease liabilities	6	15	19	44	18	–	102

Derivatives
Gross settled (foreign currency forwards and interest rate swaps – cash flow hedge)	(1)	(3)	(4)	(21)	–	–	(17)
(inflow)	(11)	(24)	(21)	(444)	–	–	(17)
outflow	99	20	18	423	–	–	–

Contractual maturities of financial liabilities At 31 December 2020	Less than 3 months	3-12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total contractual cash flows	Carrying amount (assets) / liabilities
Non-derivatives
Trade payables	21	–	–	–	–	21	21
Borrowings	66	259	32	1,019	424	1,801	1,561
Lease liabilities	5	16	18	46	31	116	100

Derivatives
Gross settled (foreign currency forwards and interest rate swaps – cash flow hedge)	(0)	153	(2)	(6)	0	145	146
(inflow)	(1)	(2,039)	(3)	(206)	0	(2,249)	(5)
outflow	0	2,192	1	200	0	2,393	151
At 31 December 2020, Term Loan B facilities were not drawn down, hence not included in the maturity analysis above. The cross-currency interest rate swap in respect of the TLB USD tranche was not included into the maturity analysis either. This instrument was deal-contingent and would have been cancelled if the TLB facilities were not drawn down.

NOTE 23: INTEREST-BEARING BORROWINGS

	Carrying amount		Fair value
	2021	2020	2021	2020
Non-current interest-bearing borrowings
Bank loans	1,279	206	1,350	206
Senior Secured Notes	1,032	1,060	1,063	1,060
Total non-current interest-bearing borrowings	2,312	1,266	2,413	1,266

Current interest-bearing borrowings
Bank loans and other credit facilities	148	290	148	290
Interest accrued on Senior Secured Notes	4	5	4	5
Bank loans, overdrafts	–	0	–	0
Total current interest-bearing borrowings	152	295	152	295

Total interest-bearing borrowings	2,464	1,561	2,565	1,561

The Bank Loans at 31 December 2021 are denominated in € and USD currency (€ and NOK currency at 31 December 2020).
The Term Loan B and the Senior Secured Notes at 31 December 2021 are guaranteed by certain subsidiaries of Adevinta and eBay Classifieds Group and secured by shares of certain of the guarantors as well as certain material bank accounts and the intercompany receivables of Adevinta.
Bridge term loan facilities at 31 December 2020 of €225 million were guaranteed by Adevinta but were not secured.
The fair values of non-current borrowings are based on discounted cash flows using a current borrowing rate. They are classified as level 3 fair values in the fair value hierarchy (note 24) due to the use of unobservable inputs, including own credit risk. For the short-term borrowings, the fair values are not materially different from their carrying amounts.
Adevinta has complied with the financial covenants of its borrowing facilities during the 2021 and 2020 reporting periods, see note 22 for details.
Details of the Group’s exposure to risks arising from current and non-current borrowings are set out in note 22.

NOTE 24: FINANCIAL INSTRUMENTS BY CATEGORY

PRINCIPLE
Adevinta initially recognises loans, receivables and deposits on the date that they originate. All other financial assets and financial liabilities (including financial assets designated at fair value through profit or loss or other comprehensive income) are recognised initially on the trade date at which Adevinta becomes a party to the contractual provisions of the instrument. All financial instruments are initially measured at fair value plus or minus transaction costs with the exception of financial assets or financial liabilities measured at fair value through profit or loss.
Adevinta on initial recognition classifies its financial instruments in one of the following categories:
•Financial assets or financial liabilities at fair value (either through Other Comprehensive Income (OCI) or through profit or loss)
•Financial assets at amortised cost
•Equity instruments designated at fair value through OCI
•Financial liabilities at amortised cost
The classification of financial assets depends on both the entity’s business model for managing the financial asset and the contractual cash flow characteristics of the financial asset.
Financial assets or financial liabilities measured at fair value through profit or loss include financial assets or liabilities held for trading and acquired or incurred primarily with a view of selling or repurchasing in the near term, and derivatives that are not held for trading but not designated for hedge accounting. These financial assets and liabilities are measured at fair value when recognised initially, and transaction costs are charged to expense as incurred. Subsequently, the instruments are measured at fair value, with changes in fair value, including interest income, recognised in profit or loss as financial income or financial expenses.
Financial assets measured at amortised cost are assets giving rise to cash flows that are solely payments of principal and interest on the principal amount outstanding. The category is included in the Consolidated statement of financial position items “Other non-current assets”, “Trade receivables and other current assets” and “Cash and cash equivalents”. Financial assets measured at amortised cost are recognised initially at fair value plus directly attributable transaction costs. After initial measurement, these financial assets are measured at amortised cost using the effective interest method, reduced by any impairment loss. Effective interest related to financial assets measured at amortised cost is recognised in profit or loss as “Financial income”.
The carrying amounts of trade and other current payables are assumed to be the same as their fair values, due to their short-term nature. Short-term loans and receivables, for practical reasons, are measured at nominal values.
Adevinta classifies its investments in equity instruments as Financial assets at fair value through profit or loss unless an irrevocable election is made at initial recognition to classify the investments as equity instruments designated at fair value through OCI (FVOCI). Currently all equity instruments are classified as FVOCI. When designated at FVOCI, gains and losses are never recycled through profit or loss. Dividends are recognised as financial income in the Consolidated income statement. The carrying amount of investments in equity instruments is included in the Consolidated statement of financial position item “Other non-current assets”. Equity instruments designated at fair value through OCI are not subject to impairment assessment.
Financial liabilities not included in any of the above categories are classified as financial liabilities measured at amortised cost. Financial liabilities at amortised cost are included in the Consolidated statement of financial position items “Non-current interest-bearing borrowings”, “Lease liabilities, non-current “, “Other non-current liabilities”, “Current interest-bearing borrowings”, “Lease liabilities, current”, and “Other current liabilities”. After initial measurement, these liabilities are measured at amortised cost using the effective interest method. Effective interest is recognised in profit or loss as financial expenses. Short-term financial liabilities are, for practical reasons, measured at nominal values.
Financial assets are derecognised when the contractual rights to the cash flows from the financial asset expire and Adevinta has transferred substantially all the risks and rewards of ownership. Financial liabilities are derecognised when the obligation is discharged, cancelled or it expires. Any rights and obligations created or retained in such a transfer are recognised separately as assets or liabilities.
Financial assets and liabilities are offset, and the net amount presented in the Consolidated statement of financial position, when Adevinta has a legal right to offset the amounts and intends to settle on a net basis or to realise the asset and settle the liability simultaneously.
Adevinta assesses, at each reporting date, the general pattern of deterioration or improvement in the credit quality of debt instruments carried at amortised costs or FVOCI. The amount of Expected Credit Loss (ECL) recognised as a loss allowance or provision depends on whether there has been a significant increase in credit risk.
For trade receivables, Adevinta applies the practical expedient to the carrying amount through the use of an allowance account reflecting the lifetime expected credit losses. The loss is recognised as other operating expenses in the Consolidated income statement. Impairment of all other financial assets is recognised as financial expenses.
Fair value of financial instruments is based on quoted prices at the reporting date in an active market if such markets exist. If an active market does not exist, fair value is established by using valuation techniques that are expected to provide a reliable estimate of the fair value. The fair value of listed securities is based on current bid prices. The fair value of unlisted securities is based on cash flows discounted using an applicable risk-free market interest rate and a risk premium specific to the unlisted securities. Fair value of forward contracts is estimated based on the difference between the spot forward price of the contracts and the closing rate at the reporting date. The forward rate addition and deduction is recognised as interest income or interest expense. Fair value of interest and currency swaps is estimated based on discounted cash flows, where future interest rates are derived from market-based future rates.
Financial assets and liabilities measured at fair value are classified according to the reliability of the inputs used in determining fair value:
•Level 1: Valuation based on quoted market prices (unadjusted) in active markets for identical assets or liabilities.
•Level 2: Valuation based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

•Level 3: If one or more of the significant inputs are not based on observable market data, the instrument is included in level 3.
Changes in fair value recognised in other comprehensive income are presented in “Changes in fair value of financial instruments” line item. Changes in fair value recognised in profit or loss are presented in “Financial income”, “Financial expenses” and “Other income and expenses” line items.

Estimation uncertainty
Certain financial instruments are measured at fair value. When no quoted market price is available, fair value is estimated using different valuation techniques.

Carrying amount of assets and liabilities divided into categories:

31 December 2021	Note	Financial assets at amortised cost	Equity instruments at fair value through OCI	Financial assets at fair value through OCI	Financial liabilities at amortised cost	Financial liabilities at fair value through profit or loss	Financial liabilities at fair value through OCI	Total
Other non-current assets	18,25	169	31	17	–-	–	–	217
Trade and other receivables		183	–	–	–	–	–	183
Other current financial assets	18	–	–	–	–	–	–	–
Cash and cash equivalents		231	–	–	–	–	–	231
Total assets		583	31	17	–	–	–	631

Non-current interest-bearing borrowings	23	–	–	–	2,312	–	–	2,312
Other non-current liabilities	21,31	–	–	–	73	3	2	77
Current interest-bearing borrowings	23	–	–	–	152	–	–	152
Other current liabilities	21,25,31	–	–	–	163	–	–	163
Total liabilities		–	–	–	2,699	3	2	2,704

31 December 2020	Note	Financial assets at amortised cost	Equity instruments at fair value through OCI	Financial assets at fair value through OCI	Financial liabilities at amortised cost	Financial liabilities at fair value through profit or loss	Financial liabilities at fair value through OCI	Total
Other non-current assets	18,25	153	15	5	–	–	-	174
Trade and other receivables		91	–	–	–	–	-	91
Other current financial assets	18	1,060	–	–	–	–	-	1,060
Cash and cash equivalents		131	–	–	–	–	-	131
Total assets		1,435	15	5	–	–	-	1,456

Non-current interest-bearing borrowings	23	–	–	–	1,266	–	–	1,266
Other non-current liabilities	21,31	–	–	–	82	–	2	84
Current interest-bearing borrowings	23	–	–	–	295	–	–	295
Other current liabilities	21,25,31	–	–	–	96	7	151	254
Total liabilities		–	–	–	1,739	7	154	1,899

Adevinta’s financial assets and liabilities measured at fair value, analysed by valuation method:

31 December 2021	Level 1	Level 2	Level 3	Total
Cross -currency interest rate swap (note 25)	–	17	–	17
Forwards related to TSA invoices (note 25)	–	1	–	1
Equity instruments at fair value through OCI	–	–	31	31
Contingent consideration related to business combinations and non-controlling interests' put options (note 20)	–	–	(5)	(5)

31 December 2020	Level 1	Level 2	Level 3	Total
Hedging derivatives -- deal-contingent forwards (note 25)	–	(151)	–	(151)
Cross -currency interest rate swap (note 25)	–	(5)	–	(5)
Hedging derivatives -- cross-currency loan swap (note 25)	–	5	–	5
Equity instruments at fair value through OCI	–	–	15	15
Contingent consideration related to business combinations and non-controlling interests' put options (note 20)	–	–	(4)	(4)
Other derivatives	–	–	0	0

Specific valuation techniques used to value financial instruments include:
•for interest rate swaps – the present value of the estimated future cash flows based on observable yield curves
•for foreign currency forwards – the present value of future cash flows based on the forward exchange rates at the reporting date.

Changes in level 3 instruments:

	2021	2020
Net carrying amount 1 January	12	2
Additions	1	7
Disposals	(3)	–
Settlements	2	–
Changes in fair value recognised in other comprehensive income	15	–
Changes in fair value recognised in profit or loss	0	3
Net carrying amount 31 December	26	12
Significant unobservable inputs used in level 3 fair value measurements for unlisted equity securities were based on the results of the new financing rounds offered to third parties.

NOTE 25: DERIVATIVES AND HEDGING ACTIVITIES

Principles
Derivatives are initially recognised at fair value on the date a derivative contract is entered into, and they are subsequently remeasured to their fair value at the end of each reporting period. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument and, if so, the nature of the item being hedged. The Group designates certain derivatives as hedges of a particular risk associated with the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges).
At inception of the hedge relationship, and on an ongoing basis, the Group documents the economic relationship between hedging instruments and hedged items, including whether changes in the cash flows of the hedging instruments are expected to offset changes in the cash flows of hedged items. The Group documents its risk management objective and strategy for undertaking its hedge transactions.
The effective portion of changes in the fair value of derivatives designated as hedging instruments in cash flow hedges is recognised in other comprehensive income and is accumulated in the hedging reserve.
Amounts accumulated in equity are reclassified in the periods when the hedged item affects profit or loss, as follows:
•Where the hedged item subsequently results in the recognition of a non-financial item (such as services), the deferred hedging gains and losses are included within the initial cost of this item. The deferred amounts are ultimately recognised in profit or loss as the hedged item affects profit or loss (e.g. through cost of services provided).
•The gain or loss relating to the effective portion of the interest rate swaps hedging variable rate borrowings is recognised in profit or loss within finance cost at the same time as the interest expense on the hedged borrowings.
•In other cash flow hedges the hedging reserve will be reclassified to profit or loss when the hedged expected future cash flows affect profit or loss.
When a hedging instrument expires, or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative deferred gain or loss and deferred costs of hedging in equity at that time remains in equity until the forecast transaction occurs, resulting in the recognition of a non-financial item such as service. When the forecast transaction is no longer expected to occur, the cumulative gain or loss and deferred costs of hedging that were reported in equity are immediately reclassified to profit or loss.
Changes in the fair value of derivatives not designated as hedging instruments are recognised in financial income or expenses.
The fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months; it is classified as a current asset or liability when the remaining maturity of the hedged item is less than 12 months.
Derivatives not designated as hedging instruments are classified as current or non-current assets or liabilities depending on their remaining maturity.

Derivatives not designated as hedging instruments
The Group used foreign currency-denominated borrowings and foreign exchange forward contracts to manage some of its transaction exposures in 2021 and 2020.
The deal-contingent cross-currency swap USD/EUR linked to the USD TLB in dollars was designated under hedge accounting when the USD Term loan B was drawn in June 2021 (note 22). Changes in fair value of this swap were recognised in profit or loss until hedge accounting was designated. Changes in fair value of the deal-contingent forward in respect of the cash consideration for the forecasted acquisition of eBay Classifieds Group were recognised in profit or loss until this instrument was designated for hedge accounting. The deal-contingent forward in respect of consideration for the forecasted acquisition of Grupo Zap was not designated for hedge accounting and the related changes in fair value were recognised in profit or loss (see note 4 and note 12).

The impact of the derivatives not designated as hedging instruments in the Consolidated statement of financial position is as follows:

	31 December 2021	31 December 2020
	€ million	€ million
Current assets
Other derivatives	–	0
Current liabilities
Cross-currency interest rate swap	–	(5)

The effect of the derivatives not designated as hedging instruments in the Consolidated income statement is as follows:

	2021	2020
	€ million	€ million
Net (loss) on foreign currency forwards not designated as hedging instruments included in financial (expenses)	–	(74)
Net (loss) on cross-currency interest rate swaps not designated as hedging instruments included in financial (expenses)	(3)	(5)

Derivatives designated as hedging instruments
Cash flow hedges
As at 31 December 2021 the Group is holding the following derivative instruments which have been designated as hedging instruments to hedge future exposures in currency and interest rate risks related to forecasted operating cash flows:

	Maturity
	Less than 1 month	1 to 3 months	3 to 6 months	6 to 9 months	9 to 12 months	>1 year	Total
As at 31 December 2021
Foreign exchange forward contracts (highly probable forecasted flows)
Notional amount (in EUR)	2	3	5	3	–	–	13
Average forward rate (EUR / USD)	1.19078	1.19180	1.19390	1.19572	–	–	–
Cross-currency swap contracts (borrowings)
Notional amount (in EUR)	–	–	–	–	–	445	445
Average forward rate (USD/EUR)	–	–	–	–	–	1.18510	1.18510

The impact of the hedging instruments in the Consolidated statement of financial position is as follows:

	Notional amount	Carrying amount	Line item in the Consolidated statement of financial position
	€ million	€ million
As at 31 December 2021
Foreign currency forward contracts in relation to the purchase of services	13	1	Trade receivables and other current assets
Cross-currency swap contracts	445	17	Other non-current assets

The impact of hedged items in the Consolidated statement of financial position is as follows:

31 December 2021
Hedging reserve
€ million
Foreign currency forward contracts in relation to highly probable purchase of services	1
Cross-currency swap contracts (€/USD)	2
Cross-currency swap contracts (€/NOK)	4
Highly probable forecasted business combination	56

The effect of the cash flow hedge in the Consolidated statement of other comprehensive income is, as follows:

Total hedging gain / loss recognised in OCI (Hedging reserve) € million
2021
Highly probable forecasted business combination	56
Borrowings	7
Foreign currency forward contracts in relation to the purchase of services	1

As at 31 December 2020 the Group held the following derivative instruments which were designated as hedging instruments to hedge future exposures in currency risk related to highly probable business combinations and currency and interest rate risks related to forecasted operating cash flows:

	Maturity
	Less than 1 month	1 to 3 months	3 to 6 months	6 to 9 months	9 to 12 months	>1 year	Total
As at 31 December 2020
Deal-contingent foreign exchange forward contracts (highly probable forecasted business combination)
Notional amount (in EUR)				(2,037)			(2,037)
Average forward rate (EUR / USD)				1.14
Cross-currency swap contracts (borrowings)
Notional amount (in EUR)						205	205
Average forward rate (NOK/EUR)						10.75

The impact of the hedging instruments in the Consolidated statement of financial position is as follows:

	Notional amount	Carrying amount	Line item in the Consolidated statement of financial position
	€ million	€ million
As at 31 December 2020
Deal-contingent foreign exchange forward contracts	2,037	(151)	Other current financial liabilities
Cross-currency swap contracts	205	5	Other non-current assets

The impact of hedged items in the Consolidated statement of financial position was as follows:

31 December 2020
Hedging reserve
€ million
Highly probable forecasted business combination (*)	(144)*
Borrowings - Cross-currency swap term loan	(4)

(*) Changes in fair value of the deal-contingent forward in respect of a portion of consideration for the forecasted acquisition of eBay Classifieds Group were recognised in profit or loss (€7 million) until this instrument was designated for hedge accounting.

The effect of the cash flow hedge in the Consolidated statement of other comprehensive income is, as follows:

Total hedging gain / loss recognised in OCI (Hedging reserve) € million
2020
Highly probable forecasted business combination	(144)
Borrowings	(4)

NOTE 26: EQUITY

Principle
Own equity instruments which are acquired (treasury shares) are deducted from equity. No gain or loss is recognised in profit or loss on the purchase, sale, issue or cancellation of treasury shares. Consideration paid or received is recognised directly in equity.
The transaction costs of issuing or acquiring own equity instruments are accounted for as a deduction from equity, net of any related income tax benefit. The transaction costs incurred across reporting periods (that is, transactions costs incurred in the current reporting period but the equity instruments are not yet issued and will be issued in the future) are deferred until the issued equity instrument is recognised.
The development in share capital and other paid-in equity is set out in the Consolidated statement of changes in equity.

			Total number of shares
	Shares outstanding		Treasury shares		Issued
	Class A	Class B	Class A	Class B	Class A	Class B

As at 1 January 2020	684,948,502	–	–	–	684,948,502	–

Increase in treasury shares	(320,000)	–	320,000	–	–	–
Decrease in treasury shares	267,773	–	(267,773)	–	–	–

As at 31 December 2020	684,896,275	–	52,227	–	684,948,502	–

Capital increase	342,474,251	197,520,228	–	–	342,474,251	197,520,228
Increase in treasury shares	(1,700,000)	–	1,700,000	–	–	–
Decrease in treasury shares	431,173	–	(431,173)	–	–	–
Conversion of class B shares into class A shares	138,264,160	(138,264,160)	–	–	138,264,160	(138,264,160)

As at 31 December 2021	1,164,365,859	59,256,068	1,321,054	–	1,165,686,913	59,256,068

The total share capital of the Company is NOK 244,988,596.20 divided into 1,165,686,913 class A shares (ordinary shares) and 59,256,068 class B shares (non-voting shares), in total 1,224,942,981 shares, each with a nominal value of NOK 0.20. The class A shares represent NOK 233,137,382.60 and the class B shares represent NOK 11,851,213.60 of the total share capital.
The class B shares are not listed on the Oslo Stock Exchange, but are exchangeable into class A shares on a one-for-one basis on the terms and conditions set out in the Company’s amended Articles of Association.

Shares outstanding
The share capital of Adevinta ASA as of 31 December 2020 was NOK 136,989,700.40 divided into 684,948,502 ordinary shares, each with a nominal value of NOK0.20.
The Annual General Meeting of 5 May 2020 of Adevinta ASA granted authorisation to the Board to buy-back own shares up to NOK 13,698,970 (total nominal value of the shares) with a minimum amount of NOK 20 and a maximum amount of NOK 750 paid per share. The Board was free to decide on the acquisition method and possible subsequent sale of the shares. The shares may serve as settlement in the company’s share-based incentive schemes, as well as employee share saving plans, and may be used as settlement in acquisitions, and to improve the company’s capital structure. This authorisation was valid until the next Annual General Meeting of the Company in 2021, but in no event later than 30 June 2021.
At the Annual General Meeting of 5 May 2020, it was also resolved to authorise the Board to increase the share capital of Adevinta ASA, cf. the Public Limited Liability Companies Act Section 10‑14 (1). The Board’s authorisation may be carried out on multiple occasions, but not to exceed an aggregate of NOK 13,698,970. The Board was further authorised to issue convertible loans to a total amount of NOK 7,500,000,000 (or equal in other currencies) whereby the share capital may be increased by a total of NOK13,698,970 as a result of such conversions taking place. Both the Board’s authorisation to increase the share capital and the issuance of convertible loans is restricted so that the aggregate amount cannot exceed 10% of the Adevinta ASA’s share capital at the time of the resolution to issue shares or convertible loans (on the assumption that 100% of the convertible loans would be converted into equity). The authorisation lapsed at the time of the next Annual General Meeting of the company, but no later than 30 June 2021.
In relation to the completion of Adevinta ASA’s acquisition of eBay Classifieds Group, on 24 June 2021, as part of the consideration for the acquisition of eCG, eBay International Management B.V. subscribed for 137,737,961 ordinary shares ("class A shares") in Adevinta ASA. Further, eBay International Holding GmbH subscribed for 204,736,290 class A shares and 197,520,228 shares of a new class of non-voting shares ("class B shares") in Adevinta ASA.
As a result, eBay, through its indirect ownership in eBay International Management B.V. and eBay International Holding GmbH, indirectly owned as of 24 June 2021 342,474,251 class A shares representing approximately 33.3% of the class A shares and associated voting rights in the Company, and 197,520,228 class B shares, which together with the class A shares issued to eBay amounted to approximately 44% of the Company's outstanding share capital. On 25 June 2021 the share capital increase was registered in the Norwegian Register of Business Enterprises.
On 14 July 2021 an agreement between eBay Inc. and Permira was signed, which committed eBay to sell approximately 125 million class A shares in Adevinta (10.2% stake in Adevinta) to funds advised by Permira. eBay additionally granted Permira a 30-day option to purchase an additional 10 million class A shares at the same price. On 29 July 2021, Permira exercised the 30-day option granted by eBay to purchase an additional 10 million class A shares at the same price. The transaction between eBay Inc. and Permira was completed on 18 November 2021, and eBay sold 134,743,728 class A shares in Adevinta, representing an 11% stake in Adevinta, to Permira.

Following completion of the transaction between eBay Inc. and Permira, eBay International Management B.V. holds 2,994,233 class A shares in the Company and eBay International Holding GmbH, which is 100% owned by eBay, converted 138,264,160 class B shares into class A shares, which resulted in eBay International Holding GmbH holding 343,000,450 class A shares and 59,256,068 class B shares.
As a result of the foregoing, eBay, through its ownership in eBay International Management B.V. and eBay International Holding GmbH, indirectly owns 345,994,683 class A shares, representing approximately 29.7% of the class A shares and associated voting rights in the Company, and 59,256,068 class B shares, which together with the class A shares issued to eBay, amounts to approximately 33.1% of the Company's outstanding share capital.
The Annual General Meeting of Adevinta ASA on 29 June 2021 granted authorisation to the Board, due to the closing of the acquisition of the eBay Classified Group, to increase the company’s share capital on one or more occasions by up to NOK 24,498,859 by the issue of shares in any or all share classes as may be issued at the time of the use of the authorisation, to raise new convertible loans on one or several occasions up to a total amount of NOK 7,500,000,000 and to acquire and dispose of own shares in any or all share classes as may be issued at the time of the use of the authorisation in Adevinta ASA with the total nominal value of the shares acquired by the Company not exceeding NOK 24,498,859 and the minimum amount which can be paid for the shares is NOK 20 and the maximum amount is NOK 750. The Board of Directors is free to decide on the acquisition method and possible subsequent sale of the shares. Shares acquired may be used in relation to incentive schemes for employees of the Adevinta group, as consideration in connection with acquisition of businesses and/ or to improve the Company's capital structure. The authority shall remain in force until the Annual General Meeting in 2022, but in no event later than 30 June 2022.
As at 31 December 2021, voting rights held by Schibsted, eBay and Permira were 35%, 30% and 12%, respectively.

Treasury shares
In May 2020, Adevinta ASA decided to acquire 320,000 of its own shares at a total purchase price of NOK 31 million (equivalent to €3 million). The purpose of the buybacks was to have treasury shares available for use in connection with settlement in share-based long-term incentive schemes. Adevinta ASA transferred in 2020 a total of 283,472 treasury shares (note 10) in connection with long-term incentive schemes amounting to €2 million. Adevinta ASA held 52,227 treasury shares as of 31 December 2020.
On 3 March 2021 a buy-back programme to settle the 2021 long term incentive obligation was announced. Adevinta ASA acquired 1,700,000 treasury shares in March 2021 at the Oslo Stock Exchange amounting to €22 million. Further information with respect to this programme is published on our website.
On 14 April 2021 Adevinta ASA transferred 103,502 treasury shares (note 10) to employees in connection with the share-based incentive schemes, specifically the Transition Award related to the demerger from Schibsted ASA in 2019. In addition, 73,113 treasury shares (note 10) were sold through a broker in the open market to cover the participant's tax liabilities in relation to the incentive schemes.
On 11 May 2021 Adevinta ASA transferred 109,691 treasury shares (note 10) to employees in connection with the share-based incentive schemes, specifically the Transition Award related to the demerger from Schibsted ASA in 2019. In addition, 95,878 treasury shares (note 10) were sold through a broker in the open market to cover the participants' tax liabilities in relation to the incentive schemes.
On 1 July 2021 Adevinta ASA transferred 2,293 treasury shares (note 10) to its share custodian as part of an acceleration of the matching shares for the Shpock employees that were participating in Adevinta's employee share saving plan.
On 16 December 2021 Adevinta ASA transferred 46,696 treasury shares (note 10) to employees in connection with bonus matching shares related to the employee share saving plan for Q3 of 2019. After withholding tax, the number of shares transferred to the employees was 21,985 treasury shares.

NOTE 27: NON-CONTROLLING INTERESTS

		2021
	Location	Non-controlling interest (%)	Profit (loss) attributable to NCI	Dividends paid to NCI	Other	Accumulated NCI
Distilled SCH group	Dublin, Ireland	50.00%	6	(8)	–	18
Infojobs Brasil Atividades de Internet Ltda	São Paulo, Brazil	23.77%	(0)	–	0	(0)
Other			(0)	–	(0)	(0)
Total			6	8	(0)	18

		2020
	Location	Non-controlling interest (%)	Profit (loss) attributable to NCI	Dividends paid to NCI	Other	Accumulated NCI
Distilled SCH group	Dublin, Ireland	50.00%	5	–	–	19
Infojobs Brasil Atividades de Internet Ltda	São Paulo, Brazil	23.77%	(3)	–	3	(0)
Other			(0)	–	0	0
Total			2	–	3	19

“Other” movements mainly correspond to currency translation adjustments.
When put options are granted to holders of non-controlling interests, the related accumulated non-controlling interest is derecognised.
There are no material subsidiaries with non-controlling interest and hence no financial information is disclosed.

NOTE 28: SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

The following amounts of interest paid, and interest and dividends received are classified as cash flows from operating activities:

	2021	2020
Interest paid	(58)	(5)
Interest received	0	0

Aggregate cash flows arising from obtaining control of subsidiaries and businesses:

	2021	2020
Cash in acquired companies (note 4)	(66)	(0)
Acquisition cost other current assets	(448)	(0)
Acquisition cost non-current assets	(2,819)	(2)
Aggregate acquisition cost assets	(3,334)	(2)
Liabilities assumed (note 4)	1,087	1
Contingent consideration (note 4)	3	1
Deferred consideration (note 4)	–	0
Acquisition of subsidiaries, gross of cash acquired	(2,243)	(1)
Cash in acquired companies (note 4)	66	0
Settlement of contingent consideration originated in prior periods - Locasun SARL and Pilgo SAS (note 20)	(2)	(7)
Settlement of other consideration - payment of SAS SNEEP and options related to PayCar SAS (note 4 and 20)	(2)	–
Acquisition of subsidiaries, net of cash acquired	(2,181)	(7)

In addition to cash consideration, Adevinta issued 539,994,479 shares (€9,023 million) as a consideration transferred for the acquisition of eBay Classifieds Group (notes 4 and 26).

Changes in liabilities arising from financing activities:

	Interest-bearing borrowings	Put obligations	Lease Liabilities
Debt as at 1 January 2021	(1,561)	(2)	(100)
Cash flows from financing activities
New interest-bearing loans and borrowings (note 22)	(1,380)	–	–
Borrowings released from escrow account	(1,060)	–	–
Repayment of interest-bearing loans and borrowings (note 22)	493	–	–
Payment of lease liabilities (note 31)	–	–	20
Interest expense (note 20 and 31)	–	(0)	–
Change in fair value recognised in profit or loss (note 20)	–	0	–
Closing of the escrow account	1,060	–	–
Acquired through business combinations (related to operations in Australia and South Africa) (note 31)	–	–	(15)
Disposed through sales of businesses (note 31)	–	–	1
Reclassification to assets held for sale (operations in Australia and South Africa) (note 31)	–	–	3
Additions (note 23 and 31)	–	–	(3)
Partial or full termination (note 31)	–	–	1
Settlement (note 20)	–	1	–
Foreign exchange adjustments (note 22 and 31)	(23)	–	(0)
Transaction costs charged to expense related to new financing (note 12)	(12)	–	–
Transactions costs paid in advance in 2020 and reclassified to borrowing in 2021	11	–	–
Cash flows from financing activities related with derivatives (loan in NOK)	9	–	–
Debt at 31 December 2021	(2,464)	(2)	(92)

The gross proceeds from the issuance in November of 2020 of Senior Secured Notes (€1,060 million) were placed as at 31 December 2020 into a segregated escrow account pledged in favor of the holders of the notes. In June 2021, immediately prior to completion of the acquisition of eBay Classifieds Group, the gross proceeds of the Notes were released from escrow (note 22).

	Interest-bearing borrowings	Put obligations	Lease Liabilities
Debt as at 1 January 2020	(202)	(2)	(67)
Cash flows from financing activities
New interest-bearing loans and borrowings (note 22)	(491)	–	–
Repayment of interest-bearing loans and borrowings (note 22)	205	–	–
Payment of lease liabilities (note 31)	–	–	13
Additions (note 23 and 31)	(1,065)	–	(48)
Foreign exchange adjustments (note 22 and 31)	(5)	–	0
Other	(3)	–	1
Debt at 31 December 2020	(1,561)	(2)	(100)

Proceeds from sale of subsidiaries, net of cash sold:

	2021	2020
Proceeds from sale of subsidiaries	316	33
Cash sold	(41)	(2)

Proceeds from sale of subsidiaries, net of cash sold	274	31

Change in ownership interests in subsidiaries consists of:

	2021	2020
Increase in ownership interest - from settlement of put options related to PayCar SAS (note 4 and note 20)	1	–
Change in ownership interests in subsidiaries	1	–

Within “Cash and cash equivalents” Adevinta holds as at 31 December 2021 €9 million of restricted cash related to amounts held in escrow that are related to transactions between buyers and sellers and deposits held for offices subleased. The restricted cash as at 31 December 2020 was €6 million.

NOTE 29: TRANSACTIONS WITH RELATED PARTIES

Principles
The largest shareholders of Adevinta ASA are Schibsted ASA, eBay Inc. and Permina, having significant influence over Adevinta ASA by holding voting rights of 35%, 30% and 12%, respectively. Related parties relationships are defined to be the entities having significant influence over Adevinta (Schibsted ASA, eBay Inc. and Permira), entities outside the Adevinta Group that are under control (either directly or indirectly), joint control or significant influence by Schibsted ASA, eBay Inc. or Permira, Adevinta’s ownership interests in joint ventures and associates or members of the key management personnel of Adevinta ASA.
Related parties are in a position to enter into transactions with the company that would potentially not be undertaken between unrelated parties.
All transactions by Adevinta with related parties have been conducted in accordance with current internal pricing agreements within the Schibsted Group, eBay Group and Adevinta Group.
Adevinta has ownership interests in joint ventures and associates. Transactions with joint ventures and associates are not material for the period covering the consolidated financial statements, except for the loan issued by Adevinta Finance AS, in October 2020, to OLX Brazil joint venture amounting to BRL949 million (€160 million at 31 December 2021 and €150 million at 31 December 2020) to finance the acquisition of Grupo Zap (note 4 and 18). The loan bears an interest of SELIC + 2% subject to 18 months grace period and has a tenor of 15 years. In 2021, €9 million interest income has been recognised in relation to this loan (note 12) (€1 million in 2020).
In connection with the acquisition of the eBay Classifieds Group, Adevinta entered in June 2021 into a transaction services agreement for a limited time period with eBay Group covering mainly access to third-party systems, eBay tools and infrastructure, and the delivery of finance shared service accounting processes, HR processes, IT network support, and some limited legal services.
In June 2021, immediately after the acquisition of the eBay Classifieds Group, Adevinta sold its subsidiary eBay Denmark to a subsidiary of Schibsted for a consideration of €295 million, corresponding to the carrying amount of the net assets sold and hence no gain or loss or income tax were recognized related to the sale. Adevinta entered into related cost-sharing arrangements with eBay Denmark.
Other transactions with related parties by Adevinta are largely related to support services from the Schibsted Group entities such as IT, external staff costs and professional services.
For remuneration to management, see note 9 and the Adevinta 2021 Remuneration Report.
For information on dividend payments and contributions to and from related parties see Consolidated statement of changes in equity.

Transactions with related parties affect the consolidated financial statements as summarised below:

Summary of transactions and balances with other related parties:

	2021	2020
Consolidated income statement
Operating revenues	3	3
Other operating expenses	(14)	(4)
Gross operating profit (loss)	(10)	(1)
Other income and expenses	0	–
Operating profit (loss)	(10)	(1)
Profit (loss) before taxes	(10)	(1)

Consolidated statement of financial position
Trade receivables and other current assets	2	2
Current assets	2	2
Other current liabilities	1	1
Current liabilities	1	1

Summary of transactions and balances with Bom Negócio Atividades de Internet Ltda (joint venture):

	2021	2020
Consolidated income statement
Financial income	9	1
Profit (loss) before taxes	9	1
Consolidated statement of financial position
Other non-current assets	160	150
Non-current assets	160	150

NOTE 30: AUDITORS’ REMUNERATION

Details on the fees to the Group’s auditors for the fiscal year 2021:

	Audit services	Other attestation services	Tax advisory services	Other non-audit services	Total
Adevinta Group
EY	2	0	0	0	2
Other auditors	0	0	0	0	0
Total	2	0	0	0	2

Adevinta ASA
EY	0	0	0	0	0

Details on the fees to the Group’s auditors for the fiscal year 2020:

	Audit services	Other attestation services	Tax advisory services	Other non-audit services	Total
Adevinta Group
EY	1	0	0	0	2
Other auditors	0	0	0	0	0
Total	1	0	0	1	2

Adevinta ASA
EY	0	0	0	0	1

NOTE 31: LEASE AGREEMENTS

Principle
Adevinta assesses at contract inception whether a contract is, or contains, a lease. For short-term leases and leases of low-value assets, lease payments are recognised on a straight-line basis or other systematic basis over the lease term. All other leases are accounted for under a single on-balance sheet model implying recognition of lease liabilities and right-of-use assets as further described below. The Group separates non-lease components from lease components and accounts for each component separately.
At the commencement date of a lease, a lease liability is recognised for the net present value of remaining lease payments to be made over the lease term. The present value is calculated using the incremental borrowing rate if the interest rate implicit in the lease is not readily determinable. The lease term is the non-cancellable period of a lease together with both periods covered by an option to extend the lease if the Group is reasonably certain to exercise that option and periods covered by an option to terminate the lease if the Group is reasonably certain not to exercise that option. Lease payments include penalties for terminating leases if the lease term reflects the exercise of such an option.
At the commencement date of a lease, a right-of-use asset, representing the right to use the underlying asset during the lease term, is recognised at cost. The cost of the right-of-use asset includes the amount of the lease liability recognised, any initial direct costs incurred, and lease payments made on or before the commencement date less any lease incentives received.
In relation to leases acquired in a business combination, Adevinta measures the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right-of-use assets are measured at an amount equal to the lease liabilities, adjusted to reflect favourable or unfavorable terms of the lease when compared with market terms.
Lease liabilities are subsequently increased by interest expenses, reduced by lease payments made and remeasured to reflect any reassessment or lease modification or to reflect revised in-substance fixed lease payments. A lease modification is a change in the lease term, a change in the assessment of an option to purchase the underlying asset in the context of a purchase option or a change in the future lease payments.
Right-of-use assets are subsequently measured at cost less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities.
Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful life of the underlying asset.
Adevinta mainly has lease contracts for office buildings and vehicles used in its operations. For most leases of office equipment, such as personal computers, photocopiers and coffee machines, Adevinta has applied the recognition exemption for leases of low-value assets (below €5,000).
Leases of office buildings generally have lease terms between three and 15 years, while motor vehicles generally have lease terms between one and three years.

Estimation uncertainty
The Group has several lease contracts that include extension and termination options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Group's business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised.
Adevinta cannot readily determine the interest rate implicit in the lease, therefore it uses its incremental borrowing rate (IBR) to measure lease liabilities. IBR is estimated using observable inputs, such as market interest rates, when available. It is required to make certain entity-specific estimates such as the subsidiary’s stand-alone credit rating.

EFFECTS OF LEASES ON THE CONSOLIDATED FINANCIAL STATEMENTS
The Group's leases are primarily related to office buildings. Leases of cars are also recognised, while leases of office equipment, such as personal computers, photocopiers and coffee machines, to a large degree are considered of low value and not included. There are no significant variable lease payments.

The most significant leases are:

User of the office building	Address	End of lease term
Adevinta Spain and HQ Functions	Ciudad de Granada 150, Barcelona	2028
Adevinta France	85 Rue de Faubourg Saint Martin, Paris	2026
Adevinta France	UFO - 26 Rue des Jeuneurs, Paris	2029
Subito Italy	via Benigno Crespi 19, Milano	2025
Distilled Ireland	Latin Hall 8, Dublin	2025
Adevinta Product and Tech UK	164-182 Oxford Street, 2nd floor, London	2022
Marktplaats BV	Wibaustraat 224, Renault BLDG, Amsterdam	2025
Mobile.de GmbH	J9, Albert Einstein Ring 26, Kleinmachnow	2025

Consolidated Income Statement

	2021	2020
Expense related to short-term leases and low value assets	(2)	(1)
Gross operating profit (loss)	(2)	(1)
Depreciation of right-of-use asset	(18)	(17)
Share of profit (loss) of joint ventures and associates	(1)	(1)
Operating profit (loss)	(22)	(19)
Sublease financial income	0	0
Interest expense on lease liabilities (note 12)	(2)	(2)
Currency translation differences	(0)	(0)
Profit (loss) before taxes	(24)	(21)

Consolidated statement of financial position

Carrying amount of right-of-use asset recognised and the movements during the period	Buildings and land	Equipment, furniture and similar assets	Total
As at 1 January 2021	88	1	89
Additions	2	1	2
Acquired through business combination	15	0	15
Disposed through sales of businesses	(1)	–	(1)
Reclassification to assets held for sale (operations in Australia and South Africa)	(3)	–	(3)
Partial or full termination	(1)	(0)	(1)
Depreciation - profit (loss) from continuing operations	(17)	(1)	(18)
Depreciation - profit (loss) from discontinued operations	(1)	–	(1)
Currency translation differences	(0)	0	0
As at 31 December 2021	82	1	82

Carrying amount of right-of-use asset recognised and the movements during the period	Buildings and land	Equipment, furniture and similar assets	Total
As at 1 January 2020	60	1	61
Additions	47	1	48
Disposed through sales of businesses	(0)	–	(0)
Partial or full termination	(2)	(0)	(2)
Depreciation - profit (loss) from continuing operations	(16)	(1)	(17)
Currency translation differences	(0)	–	(0)
As at 31 December 2020	88	1	89

Carrying amount of lease liabilities recognised and the movements during the period

As at 1 January 2021	100
Additions	3
Acquired through business combinations	15
Disposed through sales of businesses	(1)
Reclassification to assets held for sale (operations in Australia and South Africa)	(3)
Partial or full termination	(1)
Lease payments	(24)
Accretion of interest	2
Translation differences	0
As at 31 December 2021	92
Of which current	19
Of which non-current	73
Lease liabilities acquired through business combinations in 2021 are mainly related to the office leases of Marktplaats BV and Mobile.de GmbH in Netherlands and Germany respectively.

Carrying amount of lease liabilities recognised and the movements during the period

As at 1 January 2020	67
Additions	48
Disposed through sales of businesses	(0)
Partial or full termination	(1)
Lease payments	(15)
Accretion of interest	2
Translation differences	(0)
As at 31 December 2020	100
Of which current	18
Of which non-current	82
The addition in 2020 was mainly related to the office lease in Rue des Jeuneurs "UFO" in Paris for Adevinta France.

Maturity analysis of lease liability
	2021	2020
<3 months	6	6
3 months to 1 year	15	16
1 to 2 years	19	18
2 to 5 years	44	46
>5 years	18	30
Total	102	116
This table presents undiscounted amounts.

Consolidated statement of cash flows
The following amounts related to leases and net investment in sublease are recognised in the Consolidated statement of cash flows:

	2021	2020
Net cash flow from operating activities	(4)	(3)
Net cash flow from financing activities (note 28)	(20)	(12)
Total	(24)	(15)
    The principal portion of lease payments are classified as cash flow from financing activities together with the net investment in sublease payments received. The interest portion of lease payments are classified as cash flow from operating activities together with lease payments related to short-term and low-value leases.

FUTURE CASH OUTFLOWS TO WHICH ADEVINTA IS POTENTIALLY EXPOSED THAT ARE NOT REFLECTED IN THE LEASE LIABILITY
The Group has no significant leases that have not yet commenced as at 31 December 2021.
Set out below are the potential future lease payments relating to periods following the exercise date of extension and termination options that are not included in the lease term:

	Between one and five years	More than five years	Total
Extension options expected not to be exercised	5	62	67
Termination options expected to be exercised	12	1	13
Total	17	63	80
Expenses related to short-term leases are expected to remain insignificant in 2022.

NET INVESTMENT IN SUBLEASE
The net investment in sublease relates to part of the London office.

	2021	2020
As at 1 January	2	–
Additions	–	3
Lease payments received	(2)	(1)
Accretion of interest	0	(0)
Translation differences	0	0
As at 31 December	1	2
Of which current	1	2
Of which non-current	–	1

NOTE 32: EVENTS AFTER THE BALANCE SHEET DATE

CEO succession
Rolv Erik Ryssdal informed and agreed with the Board that he will retire as CEO and leave the business by February 2023 when the Group will release its 2022 annual results.
Rolv Erik has been with the business since 1991, successfully leading the spinoff of Adevinta from Schibsted and the acquisition of the eBay Classifieds. He will continue to execute on Adevinta’s strategy as presented at the Capital Markets Day and lead the integration of the eBay Classifieds business through the separation from eBay.
The Board has commenced the process of identifying and appointing a new CEO and intends to run an extensive search that will include both internal and external candidates.

Share buy back
On 24 February 2022, Adevinta ASA announced the decision to initiate a buy-back of up to 10 million of its own shares. The share buy-back programme is structured into two tranches.
A first tranche of the buy-back was for up to 4 million shares, and was made in accordance with the authorisation granted to the Board of Directors by the Company’s General Meeting held on 29 June 2021. The authorisation was valid until the Ordinary General Meeting in 2022. The buy-back was expected to end no later than 28 June 2022. The first tranche was completed on 22 March 2022 and comprised a buy-back of 4 million shares.
A second tranche of the buy-back of up to 6 million shares was expected to be launched subsequent to the 2022 Annual General Meeting, and subject to renewal of the shareholder authorisation at the Annual General Meeting to be held on 29 June 2022. However, in light of prevailing market conditions Adevinta ASA decided on 6 April 2022 to launch the second tranche, earlier than initially planned. The second tranche is expected to end no later than 28 June 2022. From 6 April 2022 until 20 April 2022, Adevinta ASA purchased a total of 566,933 treasury shares at the Oslo Stock Exchange.
The purpose of the buy-back is to acquire shares to be used as settlement in the Company’s share-based incentive plans over the next 3 years. The shares shall be purchased on Oslo Børs. Adevinta is entering into a non-discretionary agreement with DNB Markets (part of DNB Bank ASA), to carry out the share buy-back on behalf of the Company. DNB Markets will make its trading decisions independently of the Company.
The execution of any repurchases will depend on market conditions, the buy-back programme may be discontinued at any time and the Company may resolve to terminate the buy-back programme before the threshold set out above is reached.
The execution of further tranches of the share buy-back programme for 2022 will be notified to the market.
The share buy-back transactions will be conducted in accordance with applicable safe harbour conditions, and as further set out i.a. in the Norwegian Securities Trading Act of 2007, EU Commission

Regulation (EC) No 2016/1052 and the Oslo Stock Exchange's Guidelines for buy-back programmes and price stabilisation February 2021.

Covid pandemic
The duration and extent of the pandemic and related financial, social and public health impacts of the Covid pandemic remain uncertain. Disclosures on the potential impacts that this uncertainty may have on reported figures in future periods have been included in note 3.

The Russian government invasion of Ukraine
The Russian government invasion of Ukraine, alongside the imposition of international sanctions, has a pervasive economic impact. Adevinta is monitoring the development, including updating risk assessment and measures. It is still too early to say how this will affect Adevinta’s broader business.
When we announced our new strategic plan in November 2021, we identified Belarus, as one of our operations to be placed under review. In light of the recent developments in Ukraine this review has been accelerated and Adevinta has decided to exit Belarus.

Acquisition of Null Leasing
On 18 March 2022, Adevinta completed the acquisition of Null-Leasing DSB Deutschland GmbH, a provider of digital leasing services in Germany. The transaction enables Adevinta to expand its offering as it looks to further build on its existing suite of products and services.
The consideration transferred for the acquisition was €10 million paid in cash at acquisition date. At the time the consolidated financial statements were authorised for issue, the Group had not yet completed the accounting for the acquisition of Null-Leasing.

Sale of InfoJobs Brazil
On 30 March 2022, Adevinta announced the completion of the sale of its 76.2% stake in InfoJobs Brazil, the largest jobs marketplace in Brazil, to Redarbor, the leading company in job marketplaces in Latin America with the purpose of connecting companies to top talent across the region. The sale resulted in a gain of €21 million recognised in other income and expenses, of which €5 million is reclassification of foreign currency translation reserve, with no impact on income tax. The carrying amount of assets and liabilities as at the date of sale were €7 million and €10 million respectively, of which €2 million was intangible assets and €3 million was trade receivables and other current assets.
Other than the matters described above, no further matters have arisen since the end of the year which have significantly affected or may significantly affect the operations of the Group, the results of those operations or the state of affairs of the Group in future financial periods.

NOTE 33: OWNERSHIP

Subsidiaries	Country of incorporation	% holding
Adevinta OOO	Belarus	100.0%
Editora Balcão Ltda	Brazil	100.0%
Infojobs Brasil Atividades de Internet Ltda(1)	Brazil	76.2%
Adevinta France SASU	France	100.0%
SCM Local SASU	France	100.0%
LBC France SASU	France	100.0%
Locasun SASU	France	100.0%
Paycar SAS	France	100.0%
Adevinta Product & Tech France SASU	France	100.0%
MB Diffusion SAS	France	100.0%
SAS SNEEP	France	100.0%
MBDE GmbH	Germany	100.0%
Oak Germany Buyer GmbH	Germany	100.0%
Mobile.de GmbH	Germany	100.0%
eBay Kleinanzeigen GmbH	Germany	100.0%
Adevinta Classified Media Hungary Kft.	Hungary	100.0%
Adevinta Classified Media Ireland Ltd	Ireland	100.0%
Distilled SCH Ltd	Ireland	50.0%
Distilled SCH Shared services Ltd	Ireland	50.0%
Distilled SCH Nominees Ltd	Ireland	50.0%
Distilled Financial Services Ltd	Ireland	50.0%
Daft Media Ltd	Ireland	50.0%
Adverts Marketplace Ltd	Ireland	50.0%
Done Deal Ltd	Ireland	50.0%
Skupe Net Ltd	Ireland	50.0%
Subito.it S.r.l	Italy	100.0%
IM S.r.l.	Italy	100.0%
InfoJobs Italia S.r.l	Italy	100.0%
Automobile.it S.r.l. (formerly eBay Classifieds Group Italia S.r.l.)	Italy	100.0%
ASM Classificado de Mexico SA De CV	Mexico	100.0%
Viva Clasificados Mexico, S. de R.L. De CV (formerly eBay Classifieds Mexico, S. de R.L. De CV)	Mexico	100.0%
Vivanuncios Classifieds Mexico, S. de R.L. De CV (formerly eBay Services Mexico, S. de R.L. De CV)	Mexico	100.0%
Adevinta Oak Holdings B.V.	Netherlands	100.0%
Adevinta Netherlands NV	Netherlands	100.0%
Hebdo Mag Brazil Holdings BV	Netherlands	100.0%
Le Rouge Holding B.V.	Netherlands	100.0%
SnT Netherlands BV	Netherlands	100.0%
Marktplaats BV	Netherlands	100.0%
Marktplaats Bemiddeling BV	Netherlands	100.0%
Adevinta Finance AS	Norway	100.0%
Adevinta Products and Technology AS	Norway	100.0%
Adevinta Ventures AS	Norway	100.0%
SnT Classified ANS	Norway	100.0%
Marketplaces Austria Holding AS	Norway	100.0%
Adevinta Products & Technology SLU	Spain	100.0%
Adevinta Information Services S.L.	Spain	100.0%

Adevinta Holdco Spain SLU	Spain	100.0%
Adevinta Ibérica SLU	Spain	100.0%
Locasun Spain SLU	Spain	100.0%
Adevinta Spain SLU	Spain	100.0%
Infobras Spain SL	Spain	76.2%
Pixie Pixel, SL	Spain	100.0%
Adevinta Ventures AB	Sweden	100.0%
Adevinta Growth Partner AB	Sweden	100.0%
Adevinta Products & Technology UK Limited	United Kingdom	100.0%
Adevinta UK Ltd	United Kingdom	100.0%
Gumtree IP Aus Holding Ltd	United Kingdom	100.0%
Gumtree IP ROW Holding Ltd	United Kingdom	100.0%
Gumtree IP SA Holding Ltd	United Kingdom	100.0%
Carsguide Autotrader Media Solutions Australia PTY Ltd	Australia	100.0%
Gumtree Australia PTY Ltd	Australia	100.0%
Kijiji Canada Ltd	Canada	100.0%
Kijiji Classifieds, LLC (formerly eBay Mobile Labs LLC)	USA	100.0%
alaMaula Argentina S.R.L (formerly eBay Classifieds Argentina SRL)	Argentina	100.0%
Gumtree South Africa (PTY) Ltd	South Africa	100.0%
2ememain Belgium BVBA (formerly eBay Classifieds Belgium BVBA)	Belgium	100.0%
Gumtree Software Engineering (Shanghai) Co, Limited	China	100.0%
(1)Sold on 30 March 2022

Joint Ventures	Country of incorporation	% holding
willhaben internet service GmbH & Co KG	Austria	50.0%
Car4You GmbH	Austria	50.0%
willhaben internet service GmbH	Austria	50.0%
Autopro24 Datenmanagement GmbH	Austria	50.0%
Bom Negócio Atividades de Internet Ltda	Brazil	50.0%
ZAP S.A. Internet	Brazil	50.0%
Vivareal Internet Ltda.	Brazil	50.0%
Geoimovel Tecnologia e informacao imobiliaria Ltda.	Brazil	50.0%
Suahouse.com Tecnologia e Gestao imobaliaria Ltda	Brazil	50.0%
DataZap S.A. Intellgencia imobiliaria	Brazil	50.0%
Infoprop Brasil Technologia Ltda	Brazil	50.0%
Facher Tecnologia Ltda	Brazil	50.0%
OLX Meios de Pagamento, Ltda	Brazil	50.0%
Silver Brazil JVCO BV	Netherlands	50.0%

Associate companies	Country of incorporation	% holding
SARL SNEEP ALGERIE	Algeria	49.0%
Younited SA	France	8.4%
703 Search BV	Netherlands	31.5%
CustoJusto Unipessoal Lda	Portugal	30.0%